Exhibit 10.7

CREDIT AND SECURITY AGREEMENT
BY AND BETWEEN
PURE EARTH, INC.
SOUTH JERSEY DEVELOPMENT, INC.
AMERICAN TRANSPORTATION & DISPOSAL SYSTEMS, LTD.
JUDA CONSTRUCTION, LTD.
AND
WELLS FARGO BANK, NATIONAL ASSOCIATION
Acting through its Wells Fargo Business Credit operating division
October 24, 2006

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ARTICLE V REPRESENTATIONS AND WARRANTIES	29

Section 5.1 Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number	29
Section 5.2 Capitalization	29
Section 5.3 Authorization of Borrowing; No Conflict as to Law or Agreements	30
Section 5.4 Legal Agreements	30
Section 5.5 Subsidiaries	30
Section 5.6 Financial Condition; No Adverse Change	30
Section 5.7 Litigation	30
Section 5.8 Regulation U	31
Section 5.9 Taxes	31
Section 5.10 Titles and Liens	31
Section 5.11 Intellectual Property Rights	31
Section 5.12 Plans	32
Section 5.13 Default	32
Section 5.14 Environmental Matters	33
Section 5.15 Submissions to Lender	33
Section 5.16 Financing Statements	34
Section 5.17 Rights to Payment	34

ARTICLE VI COVENANTS	34

Section 6.1 Reporting Requirements	34
Section 6.2 Financial Covenants	37
Section 6.3 Permitted Liens; Financing Statements	37
Section 6.4 Indebtedness	38
Section 6.5 Guaranties	38
Section 6.6 Investments and Subsidiaries	38
Section 6.7 Dividends and Distributions	39
Section 6.8 Salaries	39
Section 6.9 Intentionally Omitted	39
Section 6.10 Books and Records; Collateral Examination, Inspection and Appraisals	39
Section 6.11 Account Verification	40
Section 6.12 Compliance with Laws	40
Section 6.13 Payment of Taxes and Other Claims	40
Section 6.14 Maintenance of Properties	41
Section 6.15 Insurance	41
Section 6.16 Preservation of Existence	41
Section 6.17 Delivery of Instruments, etc	42
Section 6.18 Sale or Transfer of Assets; Suspension of Business Operations	42
Section 6.19 Consolidation and Merger; Asset Acquisitions	42
Section 6.20 Sale and Leaseback	42
Section 6.21 Restrictions on Nature of Business	43
Section 6.22 Accounting	43
Section 6.23 Discounts, etc	43

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CREDIT AND SECURITY AGREEMENT
Dated as of October 24, 2006
PURE EARTH, INC., a Delaware corporation (“Pure Earth”) and its wholly owned subsidiaries, SOUTH JERSEY DEVELOPMENT, INC., a Pennsylvania corporation (“South Jersey”), AMERICAN TRANSPORTATION & DISPOSAL SYSTEMS, LTD., a Delaware corporation (“American”), and JUDA CONSTRUCTION, LTD., a New York corporation (“Juda”), (collectively, the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (as more fully defined in Article I herein, the “Lender”) through its Wells Fargo Business Credit operating division, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions.
Except as otherwise expressly provided in this Agreement, the following terms shall have the meanings given them in this Section:
“Accounts” shall have the meaning given it under the UCC.
“Accounts Advance Rate” means up to eighty-five percent (85%), or such lesser rate as the Lender in its sole, but reasonable, discretion may deem appropriate from time to time.
“Advance” means a Revolving Advance.
“Administrative Borrower” means Pure Earth, Inc.
“Affiliate” or “Affiliates” means any Person controlled by, controlling or under common control with the Borrower, including any Subsidiary of the Borrower. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Face Amount” is defined in Section 2.7(c).
“Agreement” means this Credit and Security Agreement.
“Availability” means the amount, if any, by which the Borrowing Base exceeds the outstanding principal balance of the Revolving Note.
“Book Net Worth” means the amount equal to the aggregate net book value of all assets of the Borrower minus all liabilities of the Borrower, determined in accordance with GAAP, on a consolidated basis.

“Borrowing Base” means at any time the lesser of:
(a) The Maximum Line Amount; or
(b) Subject to change from time to time in the Lender’s sole reasonable discretion, the sum of:
(i) The lesser of (A) the product of the Accounts Advance Rate times Eligible Accounts or (B) $5,000,000, less
(ii) The Borrowing Base Reserve, less
(iii) Indebtedness that the Borrower owes to the Lender that has not yet been advanced on the Revolving Note, including, without limitation, the L/C Amount, and the dollar amount that the Lender in its discretion believes is a reasonable determination of the Borrower’s credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement offered to Borrower by Lender that is not described in Article II of this Agreement.
“Borrowing Base Reserve” means, as of any date of determination, such amounts (expressed as either a specified amount or as a percentage of a specified category or item) as the Lender may from time to time establish and adjust in reducing Availability (a) to reflect events, conditions, contingencies or risks which, as reasonably determined by the Lender, do or may affect (i) the Collateral (excluding the New Equity) or its value, (ii) the assets, business or prospects of the Borrower, or (iii) the security interests and other rights of the Lender in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect the Lender’s reasonable judgment that any collateral report or financial information furnished by or on behalf of the Borrower to the Lender is or may have been incomplete, inaccurate or misleading in any material respect, (c) to protect the Lender against reinvestment loss as a result of a default by the Borrower under any Swap Agreement (the “Swap Reserve”) with such Swap Reserve to be adjusted periodically based upon market interest rate changes, or (d) in respect of any state of facts that the Lender determines constitutes a Default or an Event of Default. Determination by Lender of the Borrowing Base Reserve shall be made without regard to whether any such events, conditions, contingencies or risks affect or may affect the New Equity.
“Business Day” means a day on which the Federal Reserve Bank of New York is open for business and, if such day relates to a LIBOR Advance, a day on which dealings are carried on in the London interbank eurodollar market.
“Capital Expenditures” means for a given period, any expenditure of money during such period for the purchase or construction of assets, or for improvements or additions thereto, which are capitalized on the Borrower’s balance sheet.

“Change of Control” means the occurrence of any of the following events:
(a) Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) who is not an Owner of a particular Borrower on the Funding Date is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty-one percent (51%) of the voting power of all classes of Owners of a particular Borrower;
(b) During any consecutive two-year period, individuals who at the beginning of such period constituted the board of Directors of a particular Borrower (together with any new Directors whose election to such board of Directors, or whose nomination for election in the manner contemplated by the By-Laws of such Borrower, was approved by a vote of a majority of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of such Borrower then in office; or
(c) Brent Kopenhaver or Mark Alsentzer shall cease actively to manage the Borrower’s day-to-day business activities of Pure Earth, Inc.
“Collateral” means all of the Borrower’s Accounts, chattel paper and electronic chattel paper, deposit accounts, documents, General Intangibles, goods (excluding equipment), instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any Collateral Account, and any items in any Lockbox; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods (excluding equipment), all accessions; (iii) all accessories, attachments, parts, and repairs now or hereafter attached or affixed to or used in connection with any goods (excluding equipment); (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods (excluding equipment); (v) all collateral subject to the Lien of any Security Document; (vi) any money, or other assets of the Borrower that now or hereafter come into the possession, custody, or control of the Lender; (vii) all sums on deposit in the Special Account; (viii) proceeds of any and all of the foregoing; (ix) books and records of the Borrower, including all mail or electronic mail addressed to the Borrower; and (x) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which the Borrower now has or hereafter acquires any rights. Collateral does not include Equipment.
“Collateral Account” means the “Lender Account” as defined in the Wholesale Lockbox and Collection Account Agreement.
“Collection Account Agreement” means the Collection Account Agreement by and between the Borrower and the Lender, dated the same date as this Agreement.
“Commercial Letter of Credit Agreement” means an agreement governing the issuance of documentary letters of credit by the Lender, entered into between the Borrower as applicants and the Lender as issuer.
“Constituent Documents” means with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.

“Credit Facility” means the credit facility under which Revolving Advances and Letters of Credit may be made available to the Borrower by the Lender under Article II.
“Cut-off Time” means 12:00 p.m. New York, New York time.
“Debentures” shall mean the outstanding $800,000 9% Convertible Debenture of Pure Earth, together with the associated common stock purchase warrants issued and delivered to the purchasers of such Debentures.
“Debt” means with respect to any Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.
“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.
“Default Period” means any period of time beginning on the day a Default or Event of Default occurs and ending on the date identified by the Lender in writing as the date that such Default or Event of Default has been cured or waived.
“Default Rate” means an annual interest rate in effect during a Default Period or following the Termination Date, which interest rate shall be equal to three percent (3%) over the applicable Floating Rate or the LIBOR Advance Rate, as the case may be, as such rate may change from time to time.
“Dilution” means, as of any date of determination, a percentage, based upon the experience of the trailing six (6) month period ending on the date of determination, which is the result of dividing (a) actual bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Accounts as determined by Lender in its sole discretion during such period, by (b) the Borrower’s net sales during such period (excluding extraordinary items) plus the amount of clause (a).
“Director” means a director if the Borrower is a corporation, a governor or manager if the Borrower is a limited liability company, or a general partner if the Borrower is a partnership.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes the Borrower and which is treated as a single employer under Section 414 of the IRC.

“Eligible Accounts” means all unpaid Accounts of the Borrower arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any such Accounts having any of the following characteristics:
(i) That portion of Accounts unpaid 90 days or more after the invoice date;
(ii) That portion of Accounts related to goods or services with respect to which the Borrower has received notice of a claim or dispute, which are subject to a claim of set-off or a contra account (to the extent of such claim of set-off or contra account), or which reflect a reasonable reserve for warranty claims or returns;
(iii) That portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by the Borrower to the customer, including progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;
(iv) Accounts constituting (i) proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;
(v) Accounts owed by any unit of government, whether foreign or domestic (provided, however, that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which the Borrower has provided evidence satisfactory to the Lender that (A) the Lender has a first priority perfected security interest and (B) such Accounts may be enforced by the Lender directly against such unit of government under all applicable laws);
(vi) Accounts denominated in any currency other than United States dollars;
(vii) Accounts owed by an account debtor located outside the United States which are not (A) backed by a bank letter of credit naming the Lender as beneficiary or assigned to the Lender, in the Lender’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to the Lender in all respects, in its sole discretion, or (B) covered by a foreign receivables insurance policy acceptable to the Lender in its sole discretion;
(viii) Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;
(ix) Accounts owed by an Owner, Subsidiary, Affiliate, Officer or employee of the Borrower;
(x) Accounts not subject to a duly perfected security interest in the Lender’s favor or which are subject to any Lien in favor of any Person other than the Lender;
(xi) That portion of Accounts that has been restructured, extended, amended or modified;

(xii) That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;
(xiii) Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds 25% of the aggregate amount of all Accounts (with ineligibility under this subsection limited to such excess), except:
(1) Accounts owed to the Borrower by Civetta Cousins, to the extent that the aggregate balance of such Accounts exceeds 35% of the aggregate amount of all Eligible Accounts (with ineligibility under this subsection limited to such excess);
(xiv) Accounts owed by an account debtor, regardless of whether otherwise eligible, if twenty-five percent (25%) or more of the total amount of Accounts due from such debtor is ineligible under clauses (i), (ii), or (x) above; and
(xv) Accounts, or portions thereof, otherwise deemed ineligible by the Lender in its sole reasonable discretion.
“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.
“Equipment” shall have the meaning given it under the UCC.
“Event of Default” is defined in Section 7.1.
“Financial Covenants” means the covenants set forth in Section 6.2.
“Floating Rate” means an annual interest rate equal to the sum of the Prime Rate, which interest rate shall change when and as the Prime Rate changes. Provided no Default exists, if the Borrower generates Net Income of no less than $25,000 for the fiscal year ending December 31, 2006 and Net Income of no less than $1,080,000 for the fiscal year ending December 31, 2007, the Floating Rate shall be an annual interest rate equal to the sum of the Prime Rate less one-quarter percent (.25%), which interest rate shall change when and as the Prime Rate changes. Reduction of Floating Rate based upon Net Income shall be effective within 30-days of the receipt by the Lender of the Borrower’s audited fiscal year-end financial statements.
“Floating Rate Advance” means an Advance bearing interest at the Floating Rate.
“Funding Date” is defined in Section 2.1.
“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described in Section 5.6.
“General Intangibles” shall have the meaning given it under the UCC.

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.
“Indebtedness” is used herein in its most comprehensive sense and means any and all advances, debts, obligations and liabilities of the Borrower to the Lender, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement at any time entered into by the Borrower with the Lender, and whether the Borrower may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.
“Indemnified Liabilities” is defined in Section 8.6
“Indemnitees” is defined in Section 8.6.
“IRC” means the Internal Revenue Code of 1986, as amended from time to time.
“Infringement” or “Infringing” when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.
“Intangible Assets” means all intangible assets as determined in accordance with GAAP including Intellectual Property Rights, goodwill, accounts due from Affiliates, Owners, Directors, Officers or employees, prepaid expenses, deposits (except for rent and utility deposits), deferred charges (except from tax payments) or treasury stock or any securities or Debt of the Borrower or any other securities unless the same are readily marketable in the United States or entitled to be used as a credit against federal income tax liabilities, non-compete agreements.
“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.
“Interest Payment Date” is defined in Section 2. 8(a).
“Interest Period” means the period that commences on (and includes) the Business Day on which either a LIBOR Advance is made or continued or on which a Floating Rate Advance is converted to a LIBOR Advance, and ending on (but excluding) the Business Day numerically corresponding to such date that is one, three, six, or twelve months thereafter as designated by the Borrower, during which period the outstanding principal balance of the LIBOR Advance shall bear interest at the LIBOR Advance Rate; provided, however, that:
(a) No Interest Period may be selected for an Advance for a principal amount less than Five Hundred Thousand Dollars ($500,000) with an initial Advance of not less than One Million Dollars ($1,000,000), and no more than five (5) different Interest Periods may be outstanding at any one time;
(b) If an Interest Period would otherwise end on a day which is not a Business Day, then the Interest Period shall end on the next Business Day thereafter, unless that Business Day is the first Business Day of a month, in which case the Interest Period shall end on the last Business Day of the preceding month);

(c) No Interest Period applicable to a Revolving Advance may end later than the Maturity Date; and
(d) In no event shall the Borrower select Interest Periods with respect to Advances which, in the aggregate, would require payment of a contracted funds breakage fee under this Agreement in order to make required principal payments.
“Inventory” shall have the meaning given it under the UCC.
“Investment Property” shall have the meaning given it under the UCC.
“L/C Amount” means the sum of (i) the aggregate face amount of any issued and outstanding Letters of Credit and (ii) the unpaid amount of the Obligation of Reimbursement.
“L/C Application” means an application for the issuance of standby or documentary letters of credit pursuant to the terms of a Standby Letter of Credit Agreement or a Commercial Letter of Credit Agreement, in form acceptable to the Lender.
“Lender” means Wells Fargo Bank, National Association in its broadest and most comprehensive sense as a legal entity, and is not limited in its meaning to Lender’s Wells Fargo Business Credit operating division, or to any other operating division of Lender.
“Letter of Credit” is defined in Section 2.4(a).
“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8th of one percent (1%) determined pursuant to the following formula:

LIBOR =	1. Base LIBOR

2. 100% — LIBOR Reserve Percentage
(i) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by the Lender as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by the Lender for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Interest Period for delivery of funds on said date for a period of time approximately equal to the number of days in such Interest Period and in an amount approximately equal to the principal amount to which such Interest Period applies. The Borrower understands and agrees that the Lender may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as the Lender in its discretion deems appropriate including the rate offered for U.S. dollar deposits on the London Inter-Bank Market.
(ii) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by the Lender for expected changes in such reserve percentage during the applicable Interest Period.

“LIBOR Advance” means an Advance bearing interest at the LIBOR Advance Rate.
“LIBOR Advance Rate” means an annual interest rate equal to the sum of LIBOR plus two hundred fifty percent (250%).
“Licensed Intellectual Property” is defined in Section 5.11(c) .
“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law.
“Loan Documents” means this Agreement, the Revolving Note, each Subordination Agreement, each L/C Application and the Security Documents, together with every other agreement, note, document, contract or instrument to which the Borrower now or in the future may be a party and which is required by the Lender.
“Loan Year” is defined in Section 2.6(c).
“Lockbox” means “Lockbox” as defined in the Wholesale Lockbox and Collection Account Agreement.
“Margin” means a rate per annum, expressed as a percentage, that is determined pursuant to Section 2.6(b).
“Material Adverse Effect” means any of the following:
(i) A material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of the Borrower, taken as a whole;
(ii) A material adverse effect on the ability of the Borrower to perform its obligations under the Loan Documents;
(iii) A material adverse effect on the ability of the Lender to enforce the Indebtedness or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Document or of any rights against any Guarantor, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Indebtedness; or
(iv) Any uninsured claim against the Borrower or uninsured threat of litigation which if determined adversely to the Borrower would be reasonably likely to cause the Borrower to be liable to pay an amount exceeding $150,000 or would result in the occurrence of an event described in clauses (i), (ii) and (iii) above.

“Maturity Date” means October 23, 2009.
“Maximum Line Amount” means $5,000,000 unless this amount is reduced pursuant to Section 2.10, in which event it means such lower amount.
“Minimum Interest Charge” is defined in Section 2.6(c).
“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which the Borrower or any ERISA Affiliate contributes or is obligated to contribute.
“Net Cash Proceeds” means in connection with any asset sale, the cash proceeds (including any cash payments received by way of deferred payment whether pursuant to a note, installment receivable or otherwise, but only as and when actually received) from such asset sale, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, brokerage commissions and amounts required to be applied to the repayment of any portion of the Debt secured by a Lien not prohibited hereunder on the asset which is the subject of such sale, and (ii) taxes paid or reasonably estimated to be payable as a result of such asset sale.
“Net Income” means fiscal year-to-date after-tax net income from continuing operations, including extraordinary losses and including extraordinary gains, all as determined in accordance with GAAP.
“Net Loss” means fiscal year-to-date after-tax net loss from continuing operations as determined in accordance with GAAP.
“Net Orderly Liquidation Value” means a professional opinion of the estimated most probable Net Cash Proceeds which could typically be realized at a properly advertised and professionally managed liquidation sale, conducted under orderly sale conditions for an extended period of time (usually six to nine months), under the economic trends existing at the time of the appraisal.
“New Equity” means the aggregate sums of $2,600,000 obtained by Pure Earth, Inc. pursuant to a private placement of equity securities dated September 7, 2006, invested or held in the New Equity Account, plus any additional funds obtained by Pure Earth, Inc. pursuant to a private placement of equity securities or a public offering of equity securities, to the extent such funds remain segregated in the New Equity Account.
“New Equity Account” means the deposit or investment accounts into which the Borrower has deposited or may deposit the New Equity, including (i) Bank of America account number 0038310129941 and (ii) Philadelphia Private Bank account number 032011732.
“Obligation of Reimbursement” means the obligation of the Borrower to reimburse the Lender pursuant to the terms of the Standby Letter of Credit Agreement and the Commercial Letter of Credit Agreement and any applicable L/C Application.

“Officer” means with respect to the Borrower, an officer if the Borrower is a corporation, a manager if the Borrower is a limited liability company, or a partner if the Borrower is a partnership.
“OFAC” is defined in Section 6.12(c).
“Original Maturity Date” means October 23, 2009.
“Overadvance” means the amount, if any, by which the outstanding principal balance of the Revolving Note, plus the L/C Amount, is in excess of the then-existing Borrowing Base.
“Owned Intellectual Property” is defined in Section 5.11(a).
“Owner” means with respect to any Borrower, each Person having legal or beneficial title to more than a ten percent (10%) ownership interest in such Borrower or a right to acquire such an interest.
“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of the Borrower or any ERISA Affiliate and covered by Title IV of ERISA.
“Permitted Equipment Refinancing” means a loan to the Borrower from a third party institutional lender secured by a first lien upon the Borrower’s Equipment and all attachments, accessories, substitutions, replacement parts and repairs and all proceeds thereof, including insurance proceeds, all subject to an intercreditor agreement with such lender in form and substance reasonably acceptable to the Lender that provides equivalent benefits and protections to the Permitted Equipment Lender.
“Permitted Equipment Lender” mean the institutional lender providing the Permitted Equipment Refinancing.
“Permitted Lien” and “Permitted Liens” are defined in Section 6.3(a) .
“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of the Borrower or any ERISA Affiliate.
“Premises” means all locations where the Borrower conducts its business or has any rights of possession, including the locations legally described in Exhibit C attached hereto.
“Prime Rate” means at any time the rate of interest most recently announced by the Lender at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of the Lender’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as the Lender may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by the Lender.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.
“Revolving Advance” is defined in Section 2.1.
“Revolving Note” means the Borrower’s revolving promissory note, payable to the order of the Lender in substantially the form of Exhibit A hereto, as same may be renewed and amended from time to time, and all replacements thereto.
“Security Documents” means this Agreement, the Wholesale Lockbox and Collection Account Agreement, and any other document delivered to the Lender from time to time to secure the Indebtedness.
“Security Interest” is defined in Section 3.1.
“Special Account” means a specified cash collateral account maintained with Lender or another financial institution acceptable to the Lender in connection with Letters of Credit, as contemplated by Section 2.5.
“Standby Letter of Credit Agreement” means an agreement governing the issuance of standby letters of credit by Lender entered into between the Borrower as applicant and Lender as issuer.
“Swap Agreement” means any agreement that provides for an interest rate, credit or commodity or equity swap, cap, floor, collar, foreign exchange transaction, currency swap, cross-currency swap, currency option or any combination of or option with respect to these or similar transactions for the purpose of hedging Borrower’s exposure to fluctuations in interest or exchange rates, loan credit exchange, security or currency valuations or commodity prices.
“Swap Reserve” shall have the meaning set forth in the definition of “Borrowing Base”
“Subordinated Creditor” means every Person now or in the future who agrees to subordinate indebtedness of the Borrower held by that Person to the payment of the Indebtedness.
“Subordination Agreement” means a subordination agreement executed by a Subordinated Creditor in favor of the Lender and acknowledged by the Borrower
“Subsidiary” means any Person of which more than fifty percent (50%) of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, regardless of whether or not at the time ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Tangible Net Worth” means the Book Net Worth less the sum of (i) Intangible Assets; and (ii) prepaid expenses not included in Intangible Assets.
“Termination Date” means the earliest of (i) the Maturity Date, (ii) the date the Borrower terminates the Credit Facility, or (iii) the date the Lender demands payment of the Indebtedness, following an Event of Default, pursuant to Section 7.2.
“UCC” means the Uniform Commercial Code as in effect in the state designated in this Agreement as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion of this Agreement.
“Unused Amount” is defined in Section 2.7(i).
“Wholesale Lockbox and Collection Account Agreement” means the Wholesale Lockbox and Collection Account Agreement by and between the Borrower and the Lender, dated the same date as this Agreement.
Section 1.2 Other Definitional Terms; Rules of Interpretation. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP. All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC. References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”. Defined terms include in the singular number the plural and in the plural number the singular. Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor. Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.
ARTICLE II
AMOUNT AND TERMS OF THE CREDIT FACILITY
Section 2.1 Revolving Advances.
The Lender agrees, subject to the terms and conditions of this Agreement, to make advances (“Revolving Advances”) to the Borrower from time to time from the date that all of the conditions set forth in 4.1 are satisfied (the “Funding Date”) to and until (but not including) the Termination Date in an amount not in excess of the Maximum Line Amount. The Lender shall have no obligation to make a Revolving Advance to the extent that the amount of the requested Revolving Advance exceeds Availability. The Borrower’s obligation to pay the Revolving Advances shall be evidenced by the Revolving Note and shall be secured by the Collateral. Within the limits set forth in this Section 2.1, the Borrower may borrow, prepay pursuant to Section 2.10, and reborrow.

Section 2.2 Procedures for Requesting Advances.
The Borrower shall comply with the following procedures in requesting Revolving Advances:
(a) Type of Advances. Each Advance shall be funded as either a Floating Rate Advance or a LIBOR Advance, as the Borrower shall specify in a request delivered to the Lender conforming to the requirements of Section 2.2(b); Floating Rate Advances and LIBOR Advances may be outstanding at the same time. Each request for a LIBOR Advance shall be in multiples of $500,000, with a minimum request of at least $1,000,000. LIBOR Advances shall not be available during Default Periods.
(b) Time for Requests. The Administrative Borrower shall request each Advance not later than the Cut-off Time on the Business Day on which the Advance is to be made. Each request that conforms to the terms of this Agreement shall be effective upon receipt by the Lender, shall be in writing or by telephone or telecopy transmission, and shall be confirmed in writing by the Administrative Borrower if so requested by the Lender, by (i) an Officer of the Administrative Borrower; or (ii) a Person designated as the Administrative Borrower’s agent by an Officer of the Administrative Borrower in a writing delivered to the Lender; or (iii) a Person whom the Lender reasonably believes to be an Officer of the Administrative Borrower or such a designated agent, which confirmation shall specify whether the Advance shall be a Floating Rate Advance or a LIBOR Advance and, with respect to any LIBOR Advance, shall specify the principal amount of the LIBOR Advance and the Interest Period applicable thereto. The Borrower shall repay all Advances even if the Lender does not receive such confirmation and even if the Person requesting an Advance was not in fact authorized to do so. Any request for an Advance, whether written or telephonic, shall be deemed to be a representation by the Administrative Borrower that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.
(c) Disbursement. Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall disburse the proceeds of the requested Advance by crediting the same to the Borrower’s demand deposit account maintained with Wells Fargo Bank unless the Lender and the Administrative Borrower shall agree in writing to another manner of disbursement.

Section 2.3 LIBOR Advances.
(a) Converting Floating Rate Advances to LIBOR Advances; Procedures. So long as no Default Period is in effect, the Administrative Borrower may convert all or any part of the principal amount of any outstanding Floating Rate Advance into a LIBOR Advance by requesting that the Lender convert same no later than the Cut-off Time on the Business Day on which the Administrative Borrower wishes the conversion to become effective. Each request that conforms to the terms of this Agreement shall be effective upon receipt by the Lender and shall be confirmed in writing by the Administrative Borrower if the Lender so requests by any Officer or designated agent identified in Section 2.2(b) or Person reasonably believed by the Lender to be such an Officer or designated agent, which request shall specify the Business Day on which the conversion is to occur, the total amount of the Floating Rate Advance to be converted, and the applicable Interest Period. Each such conversion shall occur on a Business Day, and the aggregate amount of Floating Rate Advances converted to LIBOR Advances shall be in multiples of $500,000, with a minimum conversion amount of at least $1,000,000.
(b) Procedures at End of an Interest Period. Unless the Administrative Borrower requests a new LIBOR Advance in accordance with the procedures set forth below, or prepays the principal of an outstanding LIBOR Advance at the expiration of an Interest Period, the Lender shall automatically and without request of the Administrative Borrower convert each LIBOR Advance to a Floating Rate Advance on the last day of the relevant Interest Period. So long as no Default exists, the Administrative Borrower may cause all or any part of any maturing LIBOR Advance to be renewed as a new LIBOR Advance by requesting that the Lender continue the maturing Advance as a LIBOR Advance no later than the Cut-off Time on the Business Day constituting the first day of the new Interest Period. Each such request shall be confirmed in writing by the Administrative Borrower upon the Lender’s request by any Officer or designated agent identified in Section 2.2(b), which confirmation shall be effective upon receipt by the Lender, and which shall specify the amount of the expiring LIBOR Advance to be continued and the applicable Interest Period. Each new Interest Period shall begin on a Business Day and the amount of each LIBOR Advance shall be in multiples of $500,000, with a minimum Advance of at least $1,000,000.
(c) Setting and Notice of Rates. The Lender shall, with respect to any request for a LIBOR Advance under Section 2.2 or a conversion or renewal of a LIBOR Advance under this Section 2.3, provide the Borrower with a LIBOR quote for each Interest Period identified by the Borrower on the Business Day on which the request was made, if the request is received by the Lender prior to the Cut-off Time, or for requests received by the Lender after the Cut-off Time, on the next Business Day or on the Business Day on which the Borrower has requested that the LIBOR Advance be made effective. If the Borrower does not immediately accept a LIBOR quote, the quoted rate shall expire and any subsequent request from Borrower for a LIBOR quote shall be subject to redetermination by the Lender of the applicable LIBOR for the LIBOR Advance.
(d) Taxes and Regulatory Costs. The Borrower shall pay the Lender with respect to any Advance, upon demand and in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to the Borrower hereunder, any reasonable allocation made by the Lender among its operations shall be conclusive and binding upon the Borrower.

Section 2.4 Letters of Credit.
(a) The Lender agrees, subject to the terms and conditions of this Agreement, to issue, at any time after the Funding Date and prior to the Termination Date, one or more irrevocable standby or documentary letters of credit (each, a “Letter of Credit”) for the Borrower’s account. The Lender will not issue any Letter of Credit if the face amount of the Letter of Credit to be issued would exceed the lesser of:
(i) $1,500,000 less the L/C Amount, or
(ii) Availability.
Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application made by the Administrative Borrower to the Lender, which must be completed in a manner satisfactory to the Lender. The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions of the Standby Letter of Credit Agreement or the Commercial Letter of Credit Agreement, as applicable.
(b) No Letter of Credit shall be issued with an expiry date later than one (1) year from the date of issuance or the Maturity Date in effect as of the date of issuance, whichever is earlier.
(c) Any request for issuance of a Letter of Credit shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the date of the request.
(d) If a draft is submitted under a Letter of Credit when the Borrower is unable, because a Default Period exists or for any other reason, to obtain a Revolving Advance to pay the Obligation of Reimbursement, the Borrower shall pay to the Lender on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of the draft until payment in full at the Default Rate. Notwithstanding the Borrower’s inability to obtain a Revolving Advance for any reason, the Lender is irrevocably authorized, in its sole discretion, to make a Revolving Advance in an amount sufficient to discharge the Obligation of Reimbursement and all accrued but unpaid interest thereon.
Section 2.5 Special Account.
If the Credit Facility is terminated for any reason while any Letter of Credit is outstanding, the Borrower shall thereupon pay the Lender in immediately available funds for deposit in the Special Account an amount equal to the L/C Amount plus any anticipated fees and costs. If the Borrower fails to promptly make any such payment in the amount required hereunder, then the Lender may make a Revolving Advance against the Credit Facility in an amount sufficient to fulfill this obligation and deposit the proceeds to the Special Account. The Special Account shall be an interest bearing account either maintained with the Lender or with a financial institution acceptable to the Lender. Any interest earned on amounts deposited in the Special Account shall be credited to the Special Account. The Lender may apply amounts on deposit in the Special Account at any time or from time to time to the Indebtedness in the Lender’s sole discretion. The Borrower may not withdraw any amounts on deposit in the Special Account as long as the Lender maintains a security interest therein. The Lender agrees to transfer any balance in the Special Account to the Borrower when the Lender is required to release its security interest in the Special Account under applicable law.

Section 2.6 Interest; Minimum Interest Charge; Default Interest Rate; Application of Payments; Participations; Usury; Swap Agreements.
(a) Interest. Except as provided in Section 2.3, Section 2.6(d) and Section 2.6(g), the principal amount of each Advance shall bear interest as a Floating Rate Advance.
(b) Intentionally Omitted.
(c) Minimum Interest Charge. Notwithstanding any other terms of this Agreement to the contrary, the Borrower shall pay to the Lender interest of not less than $15,000 per calendar quarter (the “Minimum Interest Charge”) during the term of this Agreement, and the Borrower shall pay any deficiency between the Minimum Interest Charge and the amount of interest otherwise calculated under Section 2.6(a) on the first day of each quarter and on the Termination Date. When calculating this deficiency, the Default Rate, if applicable, shall be disregarded, and any interest that accrues on a payment following its receipt on those days specified in Section 2.6(e) shall be included in determining the total amount of interest otherwise calculated under Section 2.6(a).
(d) Default Interest Rate. At any time during any Default Period or following the Termination Date, in the Lender’s sole discretion and without waiving any of its other rights or remedies, the principal of the Revolving Note shall bear interest at the Default Rate or such lesser rate as the Lender may determine, effective as of the first day of the month in which any Default Period begins through the last day of such Default Period, or any shorter time period that the Lender may determine. The decision of the Lender to impose a rate that is less than the Default Rate or to not impose the Default Rate for the entire duration of the Default Period shall be made by the Lender in its sole discretion and shall not be a waiver of any of its other rights and remedies, including its right to retroactively impose the full Default Rate for the entirety of any such Default Period or following the Termination Date.
(e) Application of Payments. Payments shall be applied to the Indebtedness on the Business Day of receipt by the Lender in the Lender’s general account, but the amount of principal paid shall continue to accrue interest at the interest rate applicable under the terms of this Agreement from the calendar day the Lender receives the payment, and continuing through the end of the second Business Day following receipt of the payment, provided however, that so long as the Borrower utilizes the Lender’s treasury services, interest shall be calculated from the calendar day the Lender receives the payment through the end of the first Business Day following receipt of the payment.

(f) Participations. If any Person shall acquire a participation in the Advances or the Obligation of Reimbursement, the Borrower shall be obligated to the Lender to pay the full amount of all interest calculated under this Section 2.6, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than that calculated under this Section 2.6, or otherwise elects to accept less than its prorata share of such fees, charges and other amounts due under this Agreement.
(g) Usury. In any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law. Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between the Borrower and the Lender are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws. If any payments in the nature of interest, additional interest and other charges made under any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of the Borrower and the Lender. This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between the Borrower and the Lender, or their successors and assigns.
(h) Swap Agreements. Provided no Event of Default has occurred and continues, the Borrower may elect to fix the interest rate on up to seventy percent (70%) of the principal amount of the outstanding Revolving Advances by entering into Swap Agreements with the Lender, subject to the implementation of a Swap Reserve. Alternatively, the Borrower may elect to cap the rate of interest by purchasing interest rate protection from the Lender.
Section 2.7 Fees.
(a) Origination Fee. The Borrower shall pay the Lender a fully earned and non-refundable origination fee of $50,000, due and payable upon the execution of this Agreement.
(b) Collateral Exam Fees. The Borrower shall pay the Lender fees in connection with any collateral exams, audits or inspections conducted by or on behalf of the Lender of any Collateral or the Borrower’s operations or business at the rates established from time to time by the Lender as its collateral exam fees (which fees are currently $900 per day per collateral examiner), together with all actual out-of-pocket costs and expenses incurred in conducting any such collateral examination or inspection.

(c) Letter of Credit Fees. The Borrower shall pay to the Lender a fee with respect to each Letter of Credit that has been issued, if any, which fee shall be calculated on a per diem basis at an annual rate equal to two percent (2.0%) of the aggregate amount that may then be drawn under the Letter of Credit, assuming compliance with all conditions for drawing (the “Aggregate Face Amount”), from and including the date of issuance of the Letter of Credit until the date that the Letter of Credit terminates or is returned to the Lender, which fee shall be due and payable monthly in arrears on the first day of each month and on the date that the Letter of Credit terminates or is returned to the Lender; provided, however, effective as of the first day of the month in which any Default Period begins through the last day of such Default Period, or any shorter time period that the Lender may determine, in the Lender’s sole discretion and without waiving any of its other rights and remedies, such fee shall increase by three percent (3.0%) of the Aggregate Face Amount. The foregoing fee shall be in addition to any and all other fees, commissions and charges imposed by Lender with respect to or in connection with such Letter of Credit.
(d) Letter of Credit Administrative Fees. The Borrower shall pay all administrative fees charged by Lender in connection with the honoring of drafts under any Letter of Credit, amendments thereto, transfers thereof and all other activity with respect to the Letters of Credit at the then — current rates published by Lender for such services rendered on behalf of customers of Lender generally.
(e) Termination and Line Reduction Fees. If (i) the Lender terminates the Credit Facility during a Default Period, or if (ii) the Borrower terminates or reduces the Credit Facility on a date prior to the Maturity Date, then the Borrower shall pay the Lender as liquidated damages and not as a penalty a termination fee in an amount equal to a percentage of the Maximum Line Amount (or the reduction of the Maximum Line Amount, as the case may be) calculated as follows: (A) two percent (2%) if the termination or reduction occurs on or before the first anniversary of the Funding Date; or (B) one percent (1%) if the termination or reduction occurs after the first anniversary of the Funding Date.
(f) Contracted Funds Breakage Fees. The Borrower may prepay the principal amount of the Revolving Note at any time in any amount, whether voluntarily or by acceleration, provided, however, that if the principal amount of any Revolving Note LIBOR Advance is prepaid, the Borrower shall pay to the Lender immediately upon demand a contracted funds breakage fee equal to the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Interest Period matures, calculated as follows for each such month:
(i)	Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the applicable Interest Period.

(ii)	Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Interest Period at LIBOR in effect on the date of prepayment for new loans made for such term in a principal amount equal to the amount prepaid.

(iii)	If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

The Borrower acknowledges that prepayment of the Revolving Note may result in the Lender incurring additional costs, expenses or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses or liabilities. The Borrower therefore agrees to pay the above- described contracted funds breakage fee and agrees that said amount represents a reasonable estimate of the contracted funds breakage costs, expenses and/or liabilities of the Lender.
(g) Collateral Monitoring Fee. The Borrower shall pay to the Lender a collateral monitoring fee in the amount of One Thousand Dollars ($1,000) per month, which shall be fully earned as of the first date of each month of this Agreement, and shall be payable on the last day of each month in arrears. The Collateral Monitoring Fee shall include the establishment and continuing monitoring system service of Collateral Services, Inc. (the “CSI System”) to calculate Borrower’s ineligible Accounts and track aging trends of Borrower’s Accounts.
(h) Overadvance Fees. The Borrower shall pay an Overadvance fee in the amount of $500.00 for each day or portion thereof during which an Overadvance exists, regardless of how the Overadvance arises or whether or not the Overadvance has been agreed to in advance by the Lender. The acceptance of payment of an Overadvance fee by the Lender shall not be deemed to constitute either consent to the Overadvance or a waiver of the resulting Event of Default, unless the Lender specifically consents to the Overadvance in writing and waives the Event of Default on whatever conditions the Lender deems appropriate.
(i) Unused Line Fee. For the purposes of this Section 2.7(i), “Unused Amount” means the Maximum Line Amount reduced by the sum of (i) outstanding Revolving Advances, plus (ii) the L/C Amount. The Borrower agrees to pay to the Lender an unused line fee at the rate of three-eighths of one percent (.375%) per annum on the average daily Unused Amount from closing to and including the Termination Date, due and payable monthly in arrears on the first day of the month and on the Termination Date calculated upon the amount, if any, by which the Maximum Line Amount exceeds the average outstanding daily principal balance during the preceding month of the Indebtedness.
(j) Other Fees and Charges. The Lender may from time to time impose additional fees and charges as consideration for Advances made in excess of Availability or for other events that constitute an Event of Default or a Default hereunder, including fees and charges for the administration of Collateral by the Lender, and fees and charges for the late delivery of reports, which may be assessed in the Lender’s sole discretion on either an hourly, periodic, or flat fee basis, and in lieu of or in addition to imposing interest at the Default Rate.
(k) Waiver of Termination and Prepayment Fees. The Borrower will be excused from the payment of the applicable termination and prepayment fees otherwise due under this Agreement, and in lieu thereof will pay to Lender a flat fee of $25,000 if such termination or prepayment is made because the Lender does not approve a proposed acquisition pursuant to Section 6.19 and as a result of such refusal the Borrower refinances the Indebtedness in full with another lender.

Section 2.8 Time for Interest Payments; Payment on Non-Business Days; Computation of Interest and Fees.
(a) Time For Interest Payments. Accrued and unpaid interest accruing on Floating Rate Advances shall be due and payable on the first day of each month and on the Termination Date (each an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of advance to the Interest Payment Date. If an Interest Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day. Interest accruing on each LIBOR Advance shall be due and payable on the last day of the applicable Interest Period; provided, however, for Interest Periods that are longer than one month, interest shall nevertheless be due and payable monthly on the last day of each month, and on the last day of the Interest Period.
(b) Payment on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.
(c) Computation of Interest and Fees. Interest accruing on the outstanding principal balance of the Advances and fees hereunder outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of 360 days.
Section 2.9 Lockbox and Collateral Account; Sweep of Funds.
(a) Lockbox and Collateral Account.
(i) The Borrower shall instruct all account debtors to pay all Accounts directly to the Lockbox. If, notwithstanding such instructions, the Borrower receives any payments on Accounts, the Borrower shall deposit such payments into the Collateral Account. The Borrower shall also deposit all other cash proceeds of Collateral (excluding New Equity) regardless of source or nature directly into the Collateral Account. Until so deposited, the Borrower shall hold all such payments and cash proceeds in trust for and as the property of the Lender and shall not commingle such property with any of its other funds or property. All deposits in the Collateral Account shall constitute proceeds of Collateral and shall not constitute payment of the Indebtedness.
(ii) All items deposited in the Collateral Account shall be subject to final payment. If any such item is returned uncollected, the Borrower will immediately pay the Lender, or, for items deposited in the Collateral Account, the bank maintaining such account, the amount of that item, or such bank at its discretion may charge any uncollected item to the Borrower’s commercial account or other account. The Borrower shall be liable as an endorser on all items deposited in the Collateral Account, whether or not in fact endorsed by the Borrower.
(b) Sweep of Funds. The Lender shall from time to time, in accordance with the Wholesale Lockbox and Collection Account Agreement, cause funds in the Collateral Account to be transferred to the Lender’s general account for payment of the Indebtedness. Amounts deposited in the Collateral Account shall not be subject to withdrawal by the Borrower, except after payment in full and discharge of all Indebtedness.

Section 2.10 Voluntary Prepayment; Reduction of the Maximum Line Amount; Termination of the Credit Facility by the Borrower.
Except as otherwise provided herein, the Borrower may prepay the Advances in whole at any time or from time to time in part. The Borrower may terminate the Credit Facility or reduce the Maximum Line Amount at any time if it (i) gives the Lender at least 60 days advance written notice prior to the proposed Termination Date, and (ii) pays the Lender applicable termination, prepayment and contracted funds breakage fees, and Maximum Line Amount reduction fees in accordance with the terms of this Agreement. Any reduction in the Maximum Line Amount shall be in multiples of $100,000, and with a minimum reduction of at least $500,000. If the Borrower terminates the Credit Facility or reduces the Maximum Line Amount to zero, all Indebtedness shall be immediately due and payable, and if the Borrower gives the Lender less than the required 60 days advance written notice, then the interest rate applicable to borrowings evidenced by Revolving Note shall be the Default Rate for the period of time commencing 60 days prior to the proposed Termination Date through the date that the Lender actually receives such written notice. If the Borrower does not wish the Lender to consider renewal of the Credit Facility on the next Maturity Date, then the Borrower shall give the Lender at least 60 days written notice prior to the Maturity Date that it will not be requesting renewal. If the Borrower fails to give the Lender such timely notice, then the interest rate applicable to borrowings evidenced by the Revolving Note shall be the Default Rate for the period of time commencing 60 days prior to the Maturity Date through the date that the Lender actually receives such written notice.
Section 2.11 Automatic Renewal.
Unless terminated by the Lender at any time or by the Borrower pursuant to Section 2.10, the Credit Facility shall remain in effect until the Original Maturity Date and, thereafter, shall automatically renew for successive one year periods (the Original Maturity Date and each anniversary date thereof to which the Credit Facility has been automatically renewed, is herein referred to as a “Maturity Date”).
Section 2.12 Mandatory Prepayment.
Without notice or demand, if the sum of the outstanding principal balance of the Revolving Advances plus the L/C Amount shall at any time exceed the Borrowing Base, the Borrower shall (i) first, immediately prepay the Revolving Advances to the extent necessary to eliminate such excess; and (ii) if prepayment in full of the Revolving Advances is insufficient to eliminate such excess, pay to the Lender in immediately available funds for deposit in the Special Account an amount equal to the remaining excess. Any voluntary or mandatory prepayment received by the Lender may be applied to the Indebtedness, in such order and in such amounts as the Lender in its sole discretion may determine from time to time.
Section 2.13 Revolving Advances to Pay Indebtedness.
Notwithstanding the terms of Section 2.1, the Lender may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 4.2 would not be satisfied, make a Revolving Advance in an amount equal to the portion of the Indebtedness from time to time due and payable.

Section 2.14 Use of Proceeds.
The Borrower shall use the proceeds of Advances and each Letter of Credit for ordinary working capital purposes and to repay amounts owed to the officers of the Borrower plus interest thereon.
Section 2.15 Liability Records.
The Lender may maintain from time to time, at its discretion, records as to the Indebtedness. All entries made on any such record shall be presumed correct until the Borrower establishes the contrary. Upon the Lender’s demand, the Borrower will admit and certify in writing the exact principal balance of the Indebtedness that the Borrower then asserts to be outstanding. Any billing statement or accounting rendered by the Lender shall be conclusive and fully binding on the Borrower unless the Borrower gives the Lender specific written notice of exception within 30 days after receipt.
ARTICLE III
SECURITY INTEREST; OCCUPANCY; SETOFF
Section 3.1 Grant of Security Interest.
The Borrower hereby pledges, assigns and grants to the Lender, a lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of (a) all present and future Indebtedness of the Borrower to the Lender; (b) all obligations of the Borrower and rights of the Lender under this Agreement; and (c) all present and future obligations of the Borrower to the Lender of other kinds. Upon request by the Lender, the Borrower will grant to the Lender a security interest in all commercial tort claims that the Borrower may have against any Person.
Section 3.2 Notification of Account Debtors and Other Obligors.
The Lender may, after the occurrence of an Event of Default, notify any account debtor or other Person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender. The Borrower will join in giving such notice if the Lender so requests. At any time after the Borrower or the Lender gives such notice to an account debtor or other obligor, the Lender may, but need not, in the Lender’s name or in the Borrower’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor. The Lender may, after the occurrence of an Event of Default, in the Lender’s name or in the Borrower’s name, as the Borrower’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of the Borrower’s mail to any address designated by the Lender, otherwise intercept the Borrower’s mail, and receive, open and dispose of the Borrower’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for the Borrower’s account or forwarding such mail to the Borrower’s last known address.

Section 3.3 Assignment of Insurance.
As additional security for the payment and performance of the Indebtedness, the Borrower hereby assigns to the Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and the Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Lender, subject to the rights of holders of Permitted Liens senior to the rights of the Lender. At any time, whether or not a Default Period then exists, the Lender may (but need not), in the Lender’s name or in the Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to the Lender to be applied, at the option of the Lender, either to the prepayment of the Indebtedness or shall be disbursed to the Borrower under staged payment terms reasonably satisfactory to the Lender for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.
Section 3.4 Occupancy.
(a) The Borrower hereby irrevocably grants to the Lender the right to take exclusive possession of the Premises at any time during a Default Period without notice or consent.
(b) The Lender may use the Premises only to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of goods that are Collateral and for other purposes that the Lender may in good faith deem to be related or incidental purposes.
(c) The Lender’s right to hold the Premises shall cease and terminate upon the earlier of (i) payment in full and discharge of all Indebtedness and termination of the Credit Facility, and (ii) final sale or disposition of all goods constituting Collateral and delivery of all such goods to purchasers.
(d) The Lender shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises; provided, however, that if the Lender does pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises, the Borrower shall reimburse the Lender promptly for the full amount thereof. In addition, the Borrower will pay, or reimburse the Lender for, all taxes, fees, duties, imposts, charges and expenses at any time incurred by or imposed upon the Lender by reason of the execution, delivery, existence, recordation, performance or enforcement of this Agreement or the provisions of this Section 3.4.

Section 3.5 License.
Without limiting the generality of any other Security Document, the Borrower hereby grants to the Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of the Borrower for the purpose of: (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by the Borrower for its own manufacturing and subject to the Borrower’s reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Period.
Section 3.6 Financing Statement.
The Borrower authorizes the Lender to file from time to time, such financing statements against collateral described as “all personal property except equipment” or “all assets except equipment” or describing specific items of collateral including commercial tort claims as the Lender deems necessary or useful to perfect the Security Interest. All financing statements filed before the date hereof to perfect the Security Interest were authorized by the Borrower and are hereby re-authorized. A carbon, photographic or other reproduction of this Agreement or of any financing statements signed by the Borrower is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the security interests granted hereby. For this purpose, the Borrower represents and warrants that the following information is true and correct:
Name and address of Debtor:
Pure Earth, Inc.
One Neshaminy Interplex, Ste. 201
Trevose, PA 19053
Federal Employer Identification No. 84-1385335
Organizational Identification No.
Juda Construction, Ltd.
1215 E. Bay Avenue
Bronx, NY 10474
Federal Employer Identification No. XX-XXXXXXX
Organizational Identification No.

American Transportation & Disposal Systems, Ltd.
400 Tiffany St.
Bronx, NY
Federal Employer Identification No. XX-XXXXXXX
Organizational Identification No.
South Jersey Development, Inc.
One Neshaminy Interplex, Ste. 201
Trevose, PA 19053
Federal Employer Identification No. XX-XXXXXXX
Organizational Identification No.
Name and address of Secured Party:
Wells Fargo Bank, National Association
acting through its Wells Fargo Business Credit operating division
1600 John F. Kennedy Blvd.
Suite 810
Philadelphia, PA 19103
Section 3.7 Setoff.
The Lender may at any time or from time to time, at its sole discretion and without demand and without notice to anyone, setoff any liability owed to the Borrower by the Lender, whether or not due, against any Obligation, whether or not due. In addition, each other Person holding a participating interest in any Indebtedness shall have the right to appropriate or setoff any deposit or other liability then owed by such Person to the Borrower, whether or not due, and apply the same to the payment of said participating interest, as fully as if such Person had lent directly to the Borrower the amount of such participating interest.
Section 3.8 Collateral.
This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency. The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or other third Person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral. The Lender shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application. The Lender has no obligation to clean-up or otherwise prepare the Collateral for sale. The Borrower waives any right it may have to require the Lender to pursue any third Person for any of the Indebtedness.

ARTICLE IV
CONDITIONS OF LENDING
Section 4.1 Conditions Precedent to Lender’s Making the Initial Advances and Letter of Credit.
The Lender’s obligation to make the initial Advances or to cause any Letters of Credit to be issued shall be subject to the condition precedent that the Lender shall have received all of the following, each properly executed by the appropriate party and in form and substance satisfactory to the Lender:
(a) This Agreement.
(b) The Revolving Note.
(c) A Standby Letter of Credit Agreement and a Commercial Letter of Credit Agreement, and L/C Application for each Letter of Credit that the Borrower wishes to have issued thereunder.
(d) A true and correct copy of any and all leases pursuant to which the Borrower is leasing the Premises, together with a landlord’s disclaimer and consent with respect to One Neshaminy Interplex, Suite 201, Trevose, PA 19053.
(e) A true and correct copy of any and all agreements pursuant to which the Borrower’s property is in the possession of any Person other than the Borrower, together with, in the case of any goods held by such Person for resale, (i) a consignee’s acknowledgment and waiver of Liens, (ii) UCC financing statements sufficient to protect the Borrower’s and the Lender’s interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement against such Person and covering property similar to the Borrower’s other than the Borrower, or if there exists any such secured party, evidence that each such secured party has received notice from the Borrower and the Lender sufficient to protect the Borrower’s and the Lender’s interests in the Borrower’s goods from any claim by such secured party.
(f) An acknowledgment and waiver of Liens from each warehouse in which the Borrower is storing Inventory.
(g) A true and correct copy of any and all agreements pursuant to which the Borrower’s property is in the possession of any Person other than the Borrower, together with, (i) an acknowledgment and waiver of Liens from each subcontractor who has possession of the Borrower’s goods from time to time, (ii) UCC financing statements sufficient to protect the Borrower’s and the Lender’s interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement covering such Person’s property other than the Borrower, or if there exists any such secured party, evidence that each such secured party has received notice from the Borrower and the Lender sufficient to protect the Borrower’s and the Lender’s interests in the Borrower’s goods from any claim by such secured party.

(h) The Wholesale Lockbox and Collection Account Agreement.
(i) Control agreements with each bank at which the Borrower maintains deposit accounts, excluding payroll, operating accounts and excluding the New Equity Account.
(j) Current searches of appropriate filing offices showing that (i) no Liens have been filed and remain in effect against the Borrower except Permitted Liens or Liens held by Persons who have agreed in writing that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to the Lender, and (ii) the Lender has duly filed all financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.
(k) A certificate of the Borrower’s Secretary or Assistant Secretary certifying that attached to such certificate are (i) the resolutions of the Borrower’s Directors and, if required, Owners, authorizing the execution, delivery and performance of the Loan Documents, (ii) true, correct and complete copies of the Borrower’s Constituent Documents, and (iii) examples of the signatures of the Borrower’s Officers or agents authorized to execute and deliver the Loan Documents and other instruments, agreements and certificates, including Advance requests, on the Borrower’s behalf.
(l) A current certificate issued by the Secretary of State of Delaware relating to Pure Earth and American, Secretary of State of New York relating to Juda and the Secretary of State of Pennsylvania relating to South Jersey, certifying that the Borrower is in compliance with all applicable subsistence requirements of the States of Delaware, New York and Pennsylvania.
(m) Evidence that the Borrower is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.
(n) A certificate of an Officer of the Borrower confirming, in his capacity as such officer, the representations and warranties set forth in Article V.
(o) Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in the Lender’s favor subject to the rights of any Person having security interests in assets of Borrower senior in priority to the right therein in favor of Lender and with all liability insurance naming the Lender as an additional insured.
(p) Payment of all fees due under the terms of this Agreement through the date of the initial Advance or the issuance of any Letter of Credit hereunder, and payment of all expenses incurred by the Lender through such date and that are required to be paid by the Borrower under this Agreement.
(q) A Customer Identification Information form and such other forms and verification as the Lender may need to comply with the U.S.A. Patriot Act.
(r) Evidence, satisfactory to the Lender, that the Borrower possesses all requisite licenses for vehicles and transportation of contaminated and clean soils and that the Borrower is in compliance with all applicable government regulations.

(s) Such other documents as the Lender in its sole discretion may require.
Section 4.2 Conditions Precedent to All Advances and Letters of Credit.
The Lender’s obligation to make each Advance or to cause the issuance of a Letter of Credit shall be subject to the further conditions precedent that:
(a) the representations and warranties contained in Article V are correct on and as of the date of such Advance or issuance of a Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and
(b) no event has occurred and is continuing, or would result from such Advance or issuance of a Letter of Credit which constitutes a Default or an Event of Default.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender as follows:
Section 5.1 Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number.
Pure Earth, Inc., is a Delaware corporation, South Jersey Development, Inc., is a Pennsylvania corporation, American Transportation & Disposal Systems, Ltd., is a Delaware corporation, and Juda Construction, Ltd., is a New York corporation, each duly organized, validly existing and in good standing under the laws of the states listed above and are duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. The Borrower has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents. During its existence, each Borrower has done business solely under the names set forth in Schedule 5.1. Each Borrower’s chief executive office and principal place of business is located at the address set forth in Schedule 5.1, and each of the Borrower’s records relating to its business or the Collateral are kept at that location. All Inventory and Equipment is located at that location or at one of the other locations listed in Schedule 5.1. Each Borrower’s federal employer identification number and organization identification number are correctly set forth in Section 3.6.
Section 5.2 Capitalization.
Schedule 5.2 constitutes a correct and complete list of all ownership interests representing more than 10% of each Borrower and rights to acquire ownership interests including the record holder, number of interests and percentage interests on a fully diluted basis, and an organizational chart showing the ownership structure of all Subsidiaries of each Borrower.

Section 5.3 Authorization of Borrowing; No Conflict as to Law or Agreements.
The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the Borrower’s Owners; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Borrower’s Constituent Documents; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.
Section 5.4 Legal Agreements.
This Agreement constitutes and, upon due execution by the Borrower, the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.
Section 5.5 Subsidiaries.
Except as set forth in Schedule 5.5 hereto, the Borrower has no Subsidiaries.
Section 5.6 Financial Condition; No Adverse Change.
The Borrower has furnished to the Lender its audited financial statements for its fiscal year ended December 31, 2005 and unaudited financial statements for the fiscal-year-to-date period ended August 31, 2006 and those statements fairly present the Borrower’s financial condition on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with GAAP. Since the date of the most recent financial statements, there has been no change in the Borrower’s business, properties or condition (financial or otherwise) which has had a Material Adverse Effect.
Section 5.7 Litigation.
Schedule 5.7 sets forth outstanding litigation matters, without regard to the materiality thereof. There are no actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Affiliates or the properties of the Borrower or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower or any of its Affiliates, would have a Material Adverse Effect on the financial condition, properties or operations of the Borrower or any of its Affiliates.

Section 5.8 Regulation U.
The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
Section 5.9 Taxes.
The Borrower and its Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them. The Borrower and its Affiliates have filed all federal, state and local tax returns which to the knowledge of the Officers of the Borrower or any Affiliate, as the case may be, are required to be filed, and the Borrower and its Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due.
Section 5.10 Titles and Liens.
The Borrower has good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens. No financing statement naming the Borrower as debtor is on file in any office except to perfect only Permitted Liens.
Section 5.11 Intellectual Property Rights.
(a) Owned Intellectual Property. Schedule 5.11 is a complete list of all patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights for which the Borrower is the owner of record (the “Owned Intellectual Property”). Except as disclosed on Schedule 5.11, (i) the Borrower owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than the Borrower owns or has been granted any right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable and (iv) the Borrower has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.
(b) [Intentionally left blank]
(c) Intellectual Property Rights Licensed from Others. Schedule 5.11 is a complete list of all agreements under which the Borrower has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments the Borrower is obligated to make with respect thereto. Except as disclosed on Schedule 5.11 and in written agreements, copies of which have been given to the Lender, the Borrower’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by written agreement or otherwise. Except as disclosed on Schedule 5.11, the Borrower is not obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(d) Other Intellectual Property Needed for Business. Except for Off-the-shelf Software and as disclosed on Schedule 5.11, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct the Borrower’s business as it is presently conducted.
(e) Infringement. Except as disclosed on Schedule 5.11, the Borrower has no knowledge of, and has not received any written claim or notice alleging, any Infringement of another Person’s Intellectual Property Rights (including any written claim that the Borrower must license or refrain from using the Intellectual Property Rights of any third party) nor, to the Borrower’s knowledge, is there any threatened claim or any reasonable basis for any such claim.
Section 5.12 Plans.
Except as disclosed to the Lender in writing prior to the date hereof, neither the Borrower nor any ERISA Affiliate (a) maintains or has maintained any Pension Plan, (b) contributes or has contributed to any Multiemployer Plan or (c) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law). Neither the Borrower nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the IRC or applicable state law with respect to any Plan. No Reportable Event exists in connection with any Pension Plan. Each Plan which is intended to qualify under the IRC is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax-qualified status. Neither the Borrower nor any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).
Section 5.13 Default.
The Borrower is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a Material Adverse Effect.

Section 5.14 Environmental Matters.
(a) Except as disclosed on Schedule 5.14, to the Borrower’s knowledge there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for either the Borrower or the Lender under the common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such material liability.
(b) Except as disclosed on Schedule 5.14, to the Borrower’s knowledge the Borrower has not disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.
(c) Except as disclosed on Schedule 5.14, to the Borrower’s knowledge there have not existed in the past, nor are there any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to the Premises or the Borrower, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto.
(d) Except as disclosed on Schedule 5.14, the Borrower’s businesses are and to the Borrower’s knowledge have in the past always been conducted in material compliance with all Environmental Laws and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such businesses are in the Borrower’s possession and are in full force and effect, nor has the Borrower been denied insurance on grounds related to potential environmental liability. No permit required under any Environmental Law is scheduled to expire within 12 months and to the Borrower’s knowledge there is no threat that any such permit will be withdrawn, terminated, limited or materially changed.
(e) Except as disclosed on Schedule 5.14, the Premises are not and to the Borrower’s knowledge never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.
(f) The Borrower has delivered to the Lender all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or the Borrower’s businesses.
Section 5.15 Submissions to Lender.
All financial and other information provided to the Lender by or on behalf of the Borrower in connection with the Borrower’s request for the credit facilities contemplated hereby (i) is true and correct in all material respects, (ii) does not omit any material fact necessary to make such information not misleading and, (iii) as to projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results.

Section 5.16 Financing Statements.
Subject to Section 3.6, the Borrower has authorized the filing of financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents. When such financing statements are filed in the offices noted therein, the Lender will have a valid and perfected security interest in all Collateral which is capable of being perfected by filing financing statements. None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.
Section 5.17 Rights to Payment.
Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein or in the Borrower’s records pertaining thereto as being obligated to pay such obligation.
ARTICLE VI
COVENANTS
So long as the Indebtedness shall remain unpaid, or the Credit Facility shall remain outstanding, the Borrower will comply with the following requirements, unless the Lender shall otherwise consent in writing:
Section 6.1 Reporting Requirements.
The Administrative Borrower will deliver, or cause to be delivered, to the Lender each of the following, which shall be in form and detail acceptable to the Lender:
(a) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each fiscal year of the Borrower, the Borrower’s audited financial statements with the unqualified opinion of independent certified public accountants selected by the Borrower and acceptable to the Lender, which annual financial statements shall include the Borrower’s balance sheet as at the end of such fiscal year and the related statements of the Borrower’s income, retained earnings and cash flows for the fiscal year then ended, prepared, if the Lender so requests, on a consolidating and consolidated basis to include any Affiliates, all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants; and (ii) a certificate of the Borrower’s chief financial officer stating that such financial statements have been prepared in accordance with GAAP, fairly represent the Borrower’s financial position and the results of its operations, and whether or not such Officer has knowledge of the occurrence of any Default or Event of Default and, if so, stating in reasonable detail the facts with respect thereto.

(b) Monthly Financial Statements. As soon as available and in any event within 25 days after the end of each month, the unaudited/internal balance sheet and statements of income and retained earnings of the Borrower as at the end of and for such month and for the year to date period then ended, prepared, if the Lender so requests, on a consolidating and consolidated basis to include any Affiliates, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments and which fairly represent the Borrower’s financial position and the results of its operations; and accompanied by a certificate of the Borrower’s chief financial officer, substantially in the form of Exhibit B hereto stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly represent the Borrower’s financial position and the results of its operations, (ii) whether or not such Officer has knowledge of the occurrence of any Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants.
(c) Collateral Reports. Within 15 days after the end of each month or more frequently if the Lender so requires, the Borrower’s accounts receivable and its accounts payable, and a calculation of the Borrower’s Accounts and Eligible Accounts as at the end of such month or shorter time period.
(d) Projections. No later than 30 days prior to the last day of each fiscal year, the Borrower’s projected balance sheets, income statements, statements of cash flow and projected Availability for each month of the succeeding fiscal year, each in reasonable detail. Such items will be certified by the Officer who is the Administrative Borrower’s chief financial officer as being the most accurate projections available and identical to the projections used by the Borrower for internal planning purposes and be delivered with a statement of underlying assumptions and such supporting schedules and information as the Lender may in its discretion require.
(e) Supplemental Reports. Weekly, or more frequently if the Lender so requires, the Borrower’s “daily collateral reports”, receivables schedules, collection reports, copies of invoices to account debtors, signed and dated manifests and receipts for services provided to said account debtors.
(f) Litigation. Promptly, but in no event more than 5 Business Days after service of process, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower (i) of the type described in Section 5.14(c), or (ii) which seek a monetary recovery against the Borrower in excess of $50,000.
(g) Defaults. When any Officer of the Borrower becomes aware of the probable occurrence of any Default or Event of Default, and no later than three (3) days after such Officer becomes aware of such Default or Event of Default, notice of such occurrence, together with a detailed statement by a responsible Officer of the Administrative Borrower of the steps being taken by the Borrower to cure the effect thereof.

(h) Plans. As soon as possible, and in any event within 30 days after the Borrower knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, a statement signed by the Officer who is the Administrative Borrower’s chief financial officer setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within 10 days after the Borrower fails to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, the Administrative Borrower will deliver to the Lender a statement signed by the Officer who is the Administrative Borrower’s chief financial officer setting forth details as to such failure and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within ten days after the Borrower knows or has reason to know that it has or is reasonably expected to have any liability under Sections 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan, the Administrative Borrower will deliver to the Lender a statement of the Administrative Borrower’s chief financial officer setting forth details as to such liability and the action which the Borrower proposes to take with respect thereto.
(i) Disputes. Promptly upon knowledge thereof, notice of (i) any disputes or claims by the Borrower’s customers exceeding $75,000 individually or $75,000 in the aggregate during any fiscal year; (ii) credit memos; and (iii) any goods with a value in excess of $10,000 returned to or recovered by the Borrower.
(j) Officers and Directors. Promptly upon knowledge thereof, notice of any change in the persons constituting the Borrower’s Officers and Directors.
(k) Collateral. Promptly upon knowledge thereof, notice of any loss of or material damage to any Collateral having a value in excess of $50,000 or of any substantial adverse change in any Collateral in excess of $50,000 or the prospect of payment thereof.
(l) Commercial Tort Claims. Promptly upon knowledge thereof, notice of any commercial tort claims it may bring against any Person, including the name and address of each defendant, a summary of the facts, an estimate of the Borrower’s damages, copies of any complaint or demand letter submitted by the Borrower, and such other information as the Lender may request.
(m) Intellectual Property.
(i) 30 days prior written notice of Borrower’s intent to acquire material Intellectual Property Rights; except for transfers permitted under Section 6.18, the Borrower will give the Lender 30 days prior written notice of its intent to dispose of material Intellectual Property Rights and upon request shall provide the Lender with copies of all proposed documents and agreements concerning such rights.
(ii) Promptly upon knowledge thereof, notice of (A) any Infringement of its Intellectual Property Rights by others, (B) claims that the Borrower is Infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of its Intellectual Property Rights.
(iii) Promptly upon receipt, copies of all registrations and filings with respect to its Intellectual Property Rights.

(n) Reports to Owners. Promptly upon their distribution, copies of all financial statements, reports and proxy statements which the Borrower shall have sent to its Owners.
(o) SEC Filings. Promptly after the sending or filing thereof, copies of all regular and periodic reports which the Borrower shall file with the Securities and Exchange Commission or any national securities exchange.
(p) Tax Returns of Borrower. As soon as possible, and in any event no later than five Business Days after they are due to be filed, copies of the state and federal income tax returns and all schedules thereto of the Borrower.
(q) Violations of Law. Promptly upon knowledge thereof, notice of the Borrower’s violation of any law, rule or regulation, the non-compliance with which could have a Material Adverse Effect on the Borrower.
(s) Other Reports. From time to time, with reasonable promptness, any and all receivables schedules, collection reports, deposit records, equipment schedules, copies of invoices to account debtors and such other material, reports, records or information as the Lender may request.
Section 6.2 Financial Covenants.
(a) Minimum Tangible Net Worth. The Borrower will maintain its Tangible Net Worth at all times in the amount of not less than $2,500,000, determined as of the end of each month.
(b) Capital Expenditures. The Borrower will not incur or contract to incur unfinanced Capital Expenditures of more than $500,000 for the fiscal year ending December 31, 2006 and $300,000 in the aggregate during any subsequent fiscal year.
Section 6.3 Permitted Liens; Financing Statements.
(a) The Borrower will not create, incur or suffer to exist any Lien upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (each a “Permitted Lien”; collectively, “Permitted Liens”):
(i) In the case of any of the Borrower’s property which is not Collateral, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the Borrower’s business or operations as presently conducted;
(ii) Liens in existence on the date hereof and listed in Schedule 6.3 hereto, securing indebtedness for borrowed money permitted under this Agreement;
(iii) The Security Interest and Liens created by the Security Documents; and

(iv) Purchase money Liens relating to the acquisition of machinery and equipment of the Borrower not exceeding the lesser of cost or fair market value thereof, not exceeding $200,000 per purchase and $500,000 in the aggregate during any fiscal year, and so long as no Default Period is then in existence and none would exist immediately after such acquisition.
(b) The Borrower will not amend any financing statements in favor of the Lender except as permitted by law. Any authorization by the Lender to any Person to amend financing statements in favor of the Lender shall be in writing.
Section 6.4 Indebtedness.
The Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrower’s behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:
(a) Any existing or future Indebtedness or any other obligations of the Borrower to the Lender;
(b) Any indebtedness of the Borrower in existence on the date hereof and listed in Schedule 6.4 hereto (“Permitted Indebtedness”); and
(c) Any indebtedness relating to Permitted Liens.
Section 6.5 Guaranties.
The Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:
(a) The endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business; and
(b) Guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons, in existence on the date hereof and listed in Schedule 6.4 hereto.
Section 6.6 Investments and Subsidiaries.
The Borrower will not make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person or Affiliate, including any partnership or joint venture, nor purchase or hold beneficially any stock or other securities or evidence of indebtedness of any other Person or Affiliate, except:
(a) Investments of New Equity in the New Equity Account and investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poor’s Ratings Services or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(b) Travel advances or loans to the Borrower’s Officers and employees not exceeding at any one time an aggregate of $5,000;
(c) Prepaid rent not exceeding one month or security deposits; and
(d) Current investments in the Subsidiaries in existence on the date hereof and listed in Schedule 5.5 hereto.
Section 6.7 Dividends and Distributions.
The Borrower will not declare or pay any dividends (other than dividends payable solely in stock of the Borrower) on any class of its stock, or make any payment on account of the purchase, redemption or other retirement of any shares of such stock, or other securities or evidence of its indebtedness or make any distribution in respect thereof, either directly or indirectly. So long as no Default shall have occurred, the Borrower may at any time or from time to time pay (in whole or in part) Permitted Indebtedness noted on Schedule 6.4 as management loans, plus accrued interest thereon.
Section 6.8 Salaries.
The Borrower will not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation.
Section 6.9 Intentionally Omitted.
Section 6.10 Books and Records; Collateral Examination, Inspection and Appraisals.
(a) The Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to the Borrower’s business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender’s request, will permit any officer, employee, attorney, accountant or other agent of the Lender upon reasonable advance notice (so long as no Event of Default has occurred, in which event no advance notice need be given) to audit, review, make extracts from or copy any and all company and financial books and records of the Borrower at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrower, and to discuss the Borrower’s affairs with any of its Directors, Officers, employees or agents.
(b) The Borrower hereby irrevocably authorizes all accountants and third parties, excluding attorneys, to disclose and deliver to the Lender or its designated agent, at the Borrower’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Borrower.

(c) The Borrower, upon reasonable advance notice (so long as no Event of Default has occurred, in which event no advance notice need be given), will permit the Lender or its employees, accountants, attorneys or agents, to examine and inspect any Collateral or any other property of the Borrower at any time during ordinary business hours.
Section 6.11 Account Verification.
(a) The Lender or its agent may at any time and from time to time send or require the Borrower to send requests for verification of accounts or notices of assignment to account debtors and other obligors. The Lender or its agent may also at any time and from time to time telephone account debtors and other obligors to verify accounts.
(b) The Borrower shall pay when due each account payable due to a Person holding a Permitted Lien (as a result of such payable) on any Collateral.
Section 6.12 Compliance with Laws.
(a) The Borrower shall (i) comply, and cause each Subsidiary to comply, with the requirements of applicable laws and regulations, the non-compliance with which would have a Material Adverse Effect and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.
(b) Without limiting the foregoing undertakings, the Borrower specifically agrees that it will comply, and cause each Subsidiary to comply, with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.
(c) The Borrower shall (i) ensure, and cause each Subsidiary to ensure, that no Owner shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of the Credit Facility or any other financial accommodation from the Lender to violate any of the foreign asset control regulations of OFAC or other applicable law, (iii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iv) otherwise comply with the USA Patriot Act as required by federal law and the Lender’s policies and practices.
Section 6.13 Payment of Taxes and Other Claims.
The Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of the Borrower; provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

Section 6.14 Maintenance of Properties.
(a) The Borrower will keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this covenant shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the Borrower’s judgment, desirable in the conduct of the Borrower’s business and not disadvantageous in any material respect to the Lender. The Borrower will take all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights.
(b) The Borrower will defend the Collateral against all Liens, claims or demands of all Persons (other than the Lender) claiming the Collateral or any interest therein. The Borrower will keep all Collateral free and clear of all Liens except Permitted Liens. The Borrower will take all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person’s Intellectual Property Rights.
Section 6.15 Insurance.
The Borrower will obtain and at all times maintain insurance with insurers acceptable to the Lender, in such amounts, on such terms (including any deductibles) and against such risks as may from time to time be required by the Lender, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower operates. Without limiting the generality of the foregoing, the Borrower will at all times keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Lender may reasonably request, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for the Lender’s benefit. All policies of liability insurance required hereunder shall name the Lender as an additional insured.
Section 6.16 Preservation of Existence.
The Borrower will preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business.

Section 6.17 Delivery of Instruments, etc.
Upon request by the Lender, the Borrower will promptly deliver to the Lender in pledge all instruments, documents and chattel paper constituting Collateral, duly endorsed or assigned by the Borrower.
Section 6.18 Sale or Transfer of Assets; Suspension of Business Operations.
The Borrower will not sell, lease, assign, transfer or otherwise dispose of (i) the stock of any Subsidiary, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business, the sale or disposal of useless or obsolete Equipment (with all proceeds of such sale or disposal paid to the Lender or first to such other Person who, at the time of such sale or disposal, has a first priority security interest in such Equipment) and will not liquidate, dissolve or suspend business operations. The Borrower will not transfer any part of its ownership interest in any Intellectual Property Rights and will not permit any agreement under which it has licensed Licensed Intellectual Property to lapse, except that the Borrower may transfer such rights or permit such agreements to lapse if it shall have reasonably determined that the applicable Intellectual Property Rights are no longer useful in its business. If the Borrower transfers any Intellectual Property Rights for value, the Borrower will pay over the proceeds to the Lender for application to the Indebtedness. The Borrower will not license any other Person to use any of the Borrower’s Intellectual Property Rights, except that the Borrower may grant licenses in the ordinary course of its business in connection with sales of Inventory or provision of services to its customers.
Section 6.19 Consolidation and Merger; Asset Acquisitions.
The Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person, provided, however that the Lender acknowledges that Borrowers’ business plan contemplates growth through acquisitions, subject to Lender’s prior written consent, which consent will not be unreasonably withheld. The Lender will not impose any “consent fee” upon the Borrower in connection with providing such consent, unless such consent requires amendment of the Loan Documents. In any event, the Borrower shall be responsible for the Lender’s costs and expenses pursuant to Section 8.5 with respect to any request for consent made by the Borrower pursuant to this Section.
Section 6.20 Sale and Leaseback.
The Borrower will not enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred, other than in connection with Permitted Equipment Financing.

Section 6.21 Restrictions on Nature of Business.
The Borrower will not engage in any line of business materially different from that presently engaged in by the Borrower and will not purchase, lease or otherwise acquire assets not related to its business, except for investments permitted under Section 6.6.
Section 6.22 Accounting.
The Borrower will not adopt any material change in accounting principles other than as required by GAAP. The Borrower will not adopt, permit or consent to any change in its fiscal year.
Section 6.23 Discounts, etc.
After the occurrence of an Event of Default and written notice from the Lender, the Borrower will not grant any discount, credit or allowance to any customer of the Borrower or accept any return of goods sold. The Borrower will not at any time modify, amend, subordinate, cancel or terminate the obligation of any account debtor or other obligor of the Borrower.
Section 6.24 Plans.
Except as disclosed to the Lender in writing prior to the date hereof, neither the Borrower nor any ERISA Affiliate will (i) adopt, create, assume or become a party to any Pension Plan, (ii) incur any obligation to contribute to any Multiemployer Plan, (iii) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (iv) amend any Plan in a manner that would materially increase its funding obligations.
Section 6.25 Place of Business; Name.
The Borrower will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location. The Borrower will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. The Borrower will not change its name or jurisdiction of organization unless, with respect to a change of name, the Borrower provides the Lender with 30 days prior written notice.
Section 6.26 Constituent Documents; S Corporation Status.
The Borrower will not amend its Constituent Documents. The Borrower will not become an S Corporation.

Section 6.27 Performance by the Lender.
If the Borrower at any time fails to perform or observe any of the foregoing covenants contained in this Article VI or elsewhere herein, and if such failure shall continue for a period of ten calendar days after the Lender gives the Borrower written notice thereof (or in the case of the agreements contained in Section 6.13 and Section 6.15, immediately upon the occurrence of such failure, without notice or lapse of time), the Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of the Borrower (or, at the Lender’s option, in the Lender’s name) and may, but need not, take any and all other actions which the Lender may reasonably deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrower shall thereupon pay to the Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred at the Default Rate. To facilitate the Lender’s performance or observance of such covenants of the Borrower, the Borrower hereby irrevocably appoints the Lender, or the Lender’s delegate, acting alone, as the Borrower’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Borrower hereunder.
ARTICLE VII
EVENTS OF DEFAULT, RIGHTS AND REMEDIES
Section 7.1 Events of Default.
“Event of Default”, wherever used herein, means any one of the following events:
(a) Default in the payment of the Revolving Note, any Obligation of Reimbursement, or any default with respect to any other Indebtedness due from Borrower to Lender as such Indebtedness becomes due and payable;
(b) Default in the performance, or breach, of any covenant or agreement of the Borrower contained in this Agreement;
(c) An Overadvance arises as the result of any reduction in the Borrowing Base, or arises in any manner on terms not otherwise approved of in advance by the Lender in writing;
(d) A Change of Control shall occur;
(e) The Borrower shall be or become insolvent, or admit in writing its or his inability to pay its or his debts as they mature, or make an assignment for the benefit of creditors; or the Borrower shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or him or for all or any substantial part of its or his property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower, as the case may be; or the Borrower shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it or him under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower;

(f) A petition shall be filed by or against the Borrower under the United States Bankruptcy Code or the laws of any other jurisdiction naming the Borrower as debtor;
(g) Any representation or warranty made by the Borrower in this Agreement or by the Borrower (or any of its Officers) in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement shall be incorrect in any material respect;
(h) The rendering against the Borrower of an arbitration award, final judgment, decree or order for the payment of money the uninsured portion of which is in excess of $150,000 and the continuance of such arbitration award, judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution;
(i) A default under any bond, debenture, note or other evidence of material indebtedness (excluding trade indebtedness) of the Borrower owed to any Person other than the Lender, or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture, other instrument, lease or contract;
(j) Any Reportable Event, which the Lender determines in good faith might constitute grounds for the termination of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or the Borrower or any ERISA Affiliate shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or the Borrower or any ERISA Affiliate shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, which the Lender determines in good faith may by itself, or in combination with any such failures that the Lender may determine are likely to occur in the future, result in the imposition of a Lien on the Borrower’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which results or could reasonably be expected to result in a material liability of the Borrower to the Multiemployer Plan under Title IV of ERISA;
(k) An event of default shall occur under any Security Document;
(l) Default in the payment of any amount owed by the Borrower to the Lender other than any Indebtedness arising hereunder;

(n) The Borrower shall take or participate in any action which would be prohibited under the provisions of any Subordination Agreement or make any payment with respect to indebtedness that has been subordinated pursuant to any Subordination Agreement;
(o) An event that would have a Material Adverse Effect has occurred;
(q) There has occurred any breach, default or event of default by or attributable to, any Affiliate under any agreement between the Affiliate and the Lender; or
(r) The indictment of any Officer of the Borrower for a felony offense relating to the Borrower under state or federal law. The indictment of any Officer of the Borrower for a felony offense unrelated to the Borrower under state or federal law, unless such Officer has ceased to be an Officer or employee of the Borrower within five days of such indictment.
Section 7.2 Rights and Remedies.
During any Default Period, the Lender may exercise any or all of the following rights and remedies:
(a) The Lender may, by written notice to the Borrower, declare the Commitment to be terminated, whereupon the same shall forthwith terminate;
(b) The Lender may, by notice to the Borrower, declare the Indebtedness to be forthwith due and payable, whereupon all Indebtedness shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrower hereby expressly waives;
(c) The Lender may, without notice to the Borrower and without further action, apply any and all money owing by the Lender to the Borrower to the payment of the Indebtedness;
(d) The Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral (with or without giving any warranties as to the Collateral, title to the Collateral or similar warranties), and, in connection therewith, the Borrower will on demand assemble the Collateral and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties;
(e) The Lender may make demand upon the Borrower and, forthwith upon such demand, the Borrower will pay to the Lender in immediately available funds for deposit in the Special Account pursuant to Section 2.5 an amount equal to the aggregate maximum amount available to be drawn under all Letters of Credit then outstanding, assuming compliance with all conditions for drawing thereunder;
(f) The Lender may exercise and enforce its rights and remedies under the Loan Documents;

(g) The Lender may without regard to any waste, adequacy of the security or solvency of the Borrower, apply for the appointment of a receiver of the Collateral, to which appointment the Borrower hereby consents, whether or not foreclosure proceedings have been commenced under the Security Documents and whether or not a foreclosure sale has occurred; and
(h) The Lender may exercise any other rights and remedies available to it by law or agreement.
Notwithstanding the foregoing, (x) upon the occurrence of an Event of Default described in Section 7.1(e) or (f) other than Default pursuant to Section 7.1(b) or (c), the Indebtedness shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind; (y) the Borrower shall be entitled to Default pursuant Section 7.1(b) (not more than twice in any fiscal year) under Sections 6.1(a), (b) or (d) and a five (5) day period to cure such default from the date of the Default; and (z) the Borrower shall be entitled to Default under Section 7.1(c) (not more than twice in any fiscal year) and a two (2) day period to cure such Default from the date of the Default. If the Lender sells any of the Collateral on credit, the Indebtedness will be reduced only to the extent of payments actually received. If the purchaser fails to pay for the Collateral, the Lender may resell the Collateral and shall apply any proceeds actually received to the Indebtedness.
Section 7.3 Certain Notices.
If notice to the Borrower of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8.3) at least ten calendar days before the date of intended disposition or other action.
ARTICLE VIII
MISCELLANEOUS
Section 8.1 No Waiver; Cumulative Remedies; Compliance with Laws.
No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law. The Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.
Section 8.2 Amendments, Etc.
No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 8.3 Notices; Communication of Confidential Information; Requests for Accounting.
Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, (d) transmitted by telecopy, or (e) sent as electronic mail, in each case delivered or sent to the party to whom notice is being given to the business address, telecopier number, or e mail address set forth below next to its signature or, as to each party, at such other business address, telecopier number, or e mail address as it may hereafter designate in writing to the other party pursuant to the terms of this Section; provided, however that all notices by Lender to the Borrower shall be given to the Administrative Borrower. All such notices, requests, demands and other communications shall be deemed to be an authenticated record communicated or given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date delivered to the courier if delivered by overnight courier, or (d) the date of transmission if sent by telecopy or by e mail, except that notices or requests delivered to the Lender pursuant to any of the provisions of Article II shall not be effective until received by the Lender. All notices, financial information, or other business records sent by either party to this Agreement may be transmitted, sent, or otherwise communicated via such medium as the sending party may deem appropriate and commercially reasonable; provided, however, that the risk that the confidentiality or privacy of such notices, financial information, or other business records sent by either party may be compromised shall be borne exclusively by the Borrower. All requests for an accounting under Section 9-210 of the UCC (i) shall be made in a writing signed by a Person authorized under Section 2.2(b), (ii) shall be personally delivered, sent by registered or certified mail, return receipt requested, or by overnight courier of national reputation, (iii) shall be deemed to be sent when received by the Lender and (iv) shall otherwise comply with the requirements of Section 9-210. The Borrower requests that the Lender respond to all such requests which on their face appear to come from an authorized individual and releases the Lender from any liability for so responding. The Borrower shall pay the Lender the maximum amount allowed by law for responding to such requests.
Section 8.4 Further Documents.
The Borrower will from time to time execute, deliver, endorse and authorize the filing of any and all instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements (excluding the New Equity Account) and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the Lender’s rights under the Loan Documents (but any failure to request or assure that the Borrower executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

Section 8.5 Costs and Expenses.
The Borrower shall pay on demand all costs and expenses, including reasonable attorneys’ fees, incurred by the Lender in connection with the Indebtedness, this Agreement, the Loan Documents, any Letter of Credit and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Indebtedness and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest, provided that the Borrower shall not be responsible for any fees, expenses or costs incurred by the Lender in connection with the sale or transfer of the Indebtedness or any participation interest therein.
Section 8.6 Indemnity.
In addition to the payment of expenses pursuant to Section 8.5, the Borrower shall indemnify, defend and hold harmless the Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):
(i) Any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances or arising from the transactions contemplated herein (excluding taxes upon the net income of the Lender arising from the transactions contemplated herein);
(ii) Any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 5.14 proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 6.12(b) ; and
(iii) Any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents or the use or intended use of the proceeds of the Advances.
Notwithstanding the foregoing, the Borrower shall not be obligated to indemnify the Lender for liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses arising out of the gross negligence or willful misconduct of the Lender. If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, the Borrower, or counsel designated by the Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrower’s sole costs and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Borrower’s obligation under this Section 8.6 shall survive the termination of this Agreement and the discharge of the Borrower’s other obligations hereunder for the period of the relevant Statute of Limitation.

Section 8.7 Participants.
The Lender and its participants, if any, are not partners or joint venturers, and the Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants. All rights and powers specifically conferred upon the Lender may be transferred or delegated to any of the Lender’s participants, successors or assigns.
Section 8.8 Execution in Counterparts; Telefacsimile Execution.
This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.
Section 8.9 Retention of Borrower’s Records.
The Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings, or other papers delivered to the Lender by the Borrower or in connection with the Loan Documents for more than 30 days after receipt by the Lender. If there is a special need to retain specific records, the Borrower must inform the Lender of its need to retain those records with particularity, which must be delivered in accordance with the notice provisions of Section 8.3 within 30 days of the Lender taking control of same.
Section 8.10 Binding Effect; Assignment; Complete Agreement; Sharing Information.
The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the Lender’s prior written consent. To the extent permitted by law, the Borrower waives and will not assert against any assignee any claims, defenses or set-offs which the Borrower could assert against the Lender. This Agreement shall also bind all Persons who become a party to this Agreement as a borrower. This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. To the extent that any provision of this Agreement contradicts other provisions of the Loan Documents, this Agreement shall control. Without limiting the Lender’s right to share information regarding the Borrower and its Affiliates with the Lender’s participants, accountants, lawyers and other advisors, the Lender and Wells Fargo Bank may share any and all information they may have in their possession regarding the Borrower and its Affiliates, and the Borrower waives any right of confidentiality it may have with respect to such sharing of information, provided, however, that notwithstanding the foregoing, the Lender will use reasonable efforts to keep confidential all confidential information concerning the Borrower and its affiliates.

Section 8.11 Severability of Provisions.
Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
Section 8.12 Headings.
Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 8.13 Designation of Administrative Borrower as Agent of Borrowers.
Each Borrower hereby designates and appoints Pure Earth, Inc. as the Administrative Borrower and each officer thereof as the agent and attorney-in-fact of such Borrower for all purposes of this Agreement, including for the purpose of executing and delivering all documents, instruments and certificates contemplated herein and modifications thereof, giving and receiving notices and instructions, and making requests, hereunder and otherwise communicating with the Lender. The Lender may assume that such appointment and designation has not been revoked unless and until written notice of revocation is actually received by the Lender. Accordingly, the Lender may give notices and instruction to any Borrower through the Administrative Borrower and may accept and act upon any notices, instructions and requests given by the Administrative Borrower, or any officer thereof, on behalf of any Borrower, and any such notice, request and instructions shall be binding upon such Borrower until the Lender actually receive notice from such Borrower of its revocation of such appointment and designation of the Administrative Borrower as such Borrower’s agent and attorney-in-fact. Notwithstanding such appointment and designation, the Lender may also deal directly with, and give and receive notices, instructions and requests to and from, any Borrower. If conflicting instructions are received from a Borrower and from the Administrative Borrower, or any officer thereof, acting as agent or attorney-in-fact for such Borrower, the notice, instruction or request of Administrative Borrower shall prevail, unless the Lender have, prior to their receipt of such notice, instruction or request from Administrative Borrower, acted on a contrary notice, instruction or request from the Borrower, or any officer thereof, acting as agent and/or attorney-in-fact for such Borrower. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all or any of the Borrowers, shall be valid and effective if given or taken only by the Administrative Borrower, whether or not any Borrower joins therein.

Section 8.14 Governing Law; Jurisdiction, Venue; Waiver of Jury Trial.
The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the Commonwealth of Pennsylvania. The parties hereto hereby (i) consent to the personal jurisdiction of the state and federal courts located in the Commonwealth of Pennsylvania in connection with any controversy related to this Agreement; (ii) waive any argument that venue in any such forum is not convenient; (iii) agree that any litigation initiated by the Lender or the Borrower in connection with this Agreement or the other Loan Documents may be venued in either the state or federal courts having jurisdiction over Bucks County, Pennsylvania; and (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
THE BORROWER AND THE LENDER WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION AT LAW OR IN EQUITY OR IN ANY OTHER PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Pure Earth, Inc.	PURE EARTH, INC.
One Neshaminy Interplex, Ste. 201
Trevose, PA 19053
Telecopier: (215) 639-8755 Attention: Brent Kopenhaver, Exec. V.P.	By:	/s/ Brent Kopenhaver Brent Kopenhaver
e-mail: bkopenhaver@pureearthinc.com		Its Exec. Vice President

Juda Construction Ltd.	JUDA CONSTRUCTION, LTD.
1215 E. Bay Avenue
Bronx, NY 10474 Telecopier: 215-639-8756	By:	/s/ Brent Kopenhaver Brent Kopenhaver
Attention: Brent Kopenhaver, Treasurer		Its Treasurer
e-mail: bkopenhaver@purearthinc.com

American Transportation & Disposal Systems, Ltd.	AMERICAN TRANSPORTATION & DISPOSAL SYSTEMS, LTD.
400 Tiffany St.
Bronx, NY	By:	/s/ Brent Kopenhaver
Telecopier: 215-639-8756		Brent Kopenhaver
Attention: Brent Kopenhaver, Treasurer		Its Treasurer
e-mail: bkopenhaver@pureearthinc.com

South Jersey Development, Inc.	SOUTH JERSEY DEVELOPMENT, INC.
One Neshaminy Interplex, Ste. 201
Trevose, PA 19053
Telecopier: 215-639-8756 Attention: Brent Kopenhaver, Treasurer	By:	/s/ Brent Kopenhaver Brent Kopenhaver
e-mail: bkopenhaver@purearthinc.com		Its Treasurer

Wells Fargo Bank, National Association	WELLS FARGO BANK,
acting through its Wells Fargo Business	NATIONAL ASSOCIATION
Credit operating division
Wells Fargo Business Credit	By:	/s/ Alan I. Cohen

1600 John F. Kennedy Blvd.		Alan I. Cohen
Suite 810		Its Vice President
Philadelphia, PA 19103
Telecopier: (215) 861-9460
Attention: Mr. Alan I. Cohen
e-mail: Alan.I.Cohen@wellsfargo.com

Table of Exhibits and Schedules

1.	Exhibit A	Form of Revolving Note

2.	Exhibit B	Compliance Certificate

3.	Exhibit C	Premises

4.	Schedule 5.1	Trade Names, Chief Executive Office, Principal Place of Business, and Locations of Collateral

5.	Schedule 5.2	Capitalization and Organizational Chart

6.	Schedule 5.5	Subsidiaries

7.	Schedule 5.7	Litigation Matters

8.	Schedule 5.11	Intellectual Property Disclosures

9.	Schedule 5.14	Environmental Matters

10.	Schedule 6.3	Permitted Liens

11.	Schedule 6.4	Permitted Indebtedness and Guaranties

Exhibit A to Credit and Security Agreement
REVOLVING NOTE

$5,000,000	October 24, 2006
For value received, the undersigned, PURE EARTH, INC., a Delaware corporation and its subsidiaries, SOUTH JERSEY DEVELOPMENT, INC., a Pennsylvania corporation, AMERICAN TRANSPORTATION & DISPOSAL SYSTEMS, LTD., a Delaware corporation, and JUDA CONSTRUCTION, LTD., a New York corporation, (collectively, the “Borrower”), hereby promise, jointly and severally, to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division, on the Termination Date referenced in the Credit and Security Agreement dated the same date as this Revolving Note that was entered into by the Lender and the Borrower (as amended from time to time, the “Credit Agreement”), at Lender’s office located at Philadelphia, Pennsylvania, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Five Million Dollars ($5,000,000) or the aggregate unpaid principal amount of all Revolving Advances made by the Lender to the Borrower under the Credit Agreement, together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Revolving Note is fully paid at the rate from time to time in effect under the Credit Agreement.
This Revolving Note is the Revolving Note referenced in the Credit Agreement, and is subject to the terms of the Credit Agreement, which provides, among other things, for acceleration hereof. Principal and interest due hereunder shall be payable as provided in the Credit Agreement, and this Revolving Note may be prepaid only in accordance with the terms of the Credit Agreement. This Revolving Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.
The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses if this Revolving Note is not paid when due, whether or not legal proceedings are commenced.
Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

PURE EARTH, INC.

By:

Its President

A-1

JUDA CONSTRUCTION, LTD.

By:

Its President

AMERICAN TRANSPORTATION & DISPOSAL SYSTEMS, LTD.

By:

Its President

SOUTH JERSEY DEVELOPMENT, INC.

By:

Its President

A-2

Exhibit B to Credit and Security Agreement
COMPLIANCE CERTIFICATE

1.	To: Wells Fargo Bank, National Association
Date:	[ , 200_____]
Subject:	Financial Statements
In accordance with our Credit and Security Agreement dated as of [                       ] (as amended from time to time, the “Credit Agreement”), attached are the financial statements of PURE EARTH, INC., a Delaware corporation and its subsidiaries, SOUTH JERSEY DEVELOPMENT, INC., a Pennsylvania corporation, AMERICAN TRANSPORTATION & DISPOSAL SYSTEMS, LTD., a Delaware corporation, and JUDA CONSTRUCTION, LTD., a New York corporation (collectively, the “Borrower”) as of and for                          , 200_____  (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”). All terms used in this certificate have the meanings given in the Credit Agreement.
I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present the Borrower’s financial condition as of the date thereof.
I further hereby certify as follows: Events of Default. (Check one):
•	The undersigned does not have knowledge of the occurrence of a Default or Event of Default under the Credit Agreement except as previously reported in writing to the Lender.

•	The undersigned has knowledge of the occurrence of a Default or Event of Default under the Credit Agreement not previously reported in writing to the Lender and attached hereto is a statement of the facts with respect to thereto. The Borrower acknowledges that pursuant to Section 2.6(d) of the Credit Agreement, the Lender may impose the Default Rate at any time during the resulting Default Period.

•	Material Adverse Change in Litigation Matters of the Borrower. I further hereby certify as follows (check one):

•	The undersigned has no knowledge of any material adverse change to the litigation exposure of the Borrower or any of its Affiliates.

•	The undersigned has knowledge of material adverse changes to the litigation exposure of the Borrower or any of its Affiliates not previously disclosed in Schedule 5.7. Attached to this Certificate is a statement of the facts with respect thereto.

B-1

Financial Covenants. I further hereby certify as follows (check and complete each of the following):
1. Minimum Tangible Net Worth. Pursuant to Section 6.2(a) of the Credit Agreement, as of the Reporting Date, the Borrower’s Tangible Net Worth was $                    , which satisfies does not satisfy the requirement that such amount be not less than $2,500,000 on the Reporting Date.
2. Capital Expenditures. Pursuant to Section 6.2(b) of the Credit Agreement, for the year-to-date period ending on the Reporting Date, the Borrower has expended or contracted to expend during the year ended [                         , 200_____,_] for unfinanced Capital Expenditures, $                           in the aggregate, which satisfies does not satisfy the requirement that such unfinanced expenditures not exceed $500,000 in the aggregate during the fiscal year ending December 31, 2006 and $300,000 in the aggregate during any subsequent fiscal year.
3. Salaries. As of the Reporting Date, the Borrower has not paid excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation., and as a consequence is is not in compliance with Section 6.8 of the Credit Agreement.
Attached hereto are all relevant facts in reasonable detail to evidence, and the computations of the financial covenants referred to above. These computations were made in accordance with GAAP.

PURE EARTH, INC.
By:
Its Chief Financial Officer

B-2

Exhibit C to Credit and Security Agreement
PREMISES
The Premises referred to in the Credit and Security Agreement are legally described as follows:
Pure Earth, Inc.
One Neshaminy Interplex, Suite 201
Trevose, PA 19053
See additional business locations of the Borrowers in Schedule 5.1 hereto.

C-1

Schedule 5.1 to Credit and Security Agreement
TRADE NAMES, CHIEF EXECUTIVE OFFICE, PRINCIPAL PLACE OF BUSINESS,
AND LOCATIONS OF COLLATERAL
TRADE NAMES
•	Pure Earth, Inc. was formerly know as Info Investors, Inc. It’s name was changed on January 17, 2006.

•	South Jersey Development, Inc. has operated only under its corporate name since inception.

•	Juda Construction, Ltd. has operated only under its corporate name since inception.

•	American Transportation & Disposal Systems, Ltd. has operated only under its corporate name since inception. It did, however, change its name to Pure Earth of New York, Inc. on April 24, 2006 and changed it back to American Transportation & Disposal Systems, Ltd. on September 1, 2006.

•	None of the Borrowers has otherwise operated under any other trade name.
CHIEF EXECUTIVE OFFICE/PRINCIPAL PLACE OF BUSINESS
Pure Earth, Inc. Chief Executive Office and Principal Place of Business:
One Neshaminy Interplex, Suite 201
Trevose, PA 19053
South Jersey Development, Inc. Chief Executive Office:
One Neshaminy Interplex, Suite 201
Trevose, PA 19053
South Jersey Development, Inc. Principal Place of Business:
95-05 Fairview (95th Street)
North Bergen, NJ 07047

S-5.1-1

Juda Construction, Ltd. Chief Executive Office and Principal Place of Business:
1215 E. Bay Avenue
Bronx, NY 10474
American Transportation & Disposal Systems, Ltd. Chief Executive Office and Principal Place of Business:
400 Tiffany Street
Bronx, New York 10474
OTHER INVENTORY AND EQUIPMENT LOCATIONS
Inventory -
N/A
Equipment -
•	Juda Construction, Ltd. owns a crushing unit located at 95-05 Fairview (95th Street), North Bergen, NJ 07047, which is operated by South Jersey Development, Inc. All other Juda equipment is stored at 400 Tiffany Street, Bronx, NY.

•	South Jersey Development, Inc.’s equipment is located at 95-05 Fairview (95th Street), North Bergen, NJ 07047.

S-5.1-2

Schedule 5.2 to Credit and Security Agreement
CAPITALIZATION OF PURE EARTH, INC. AND ORGANIZATIONAL CHART

		No. of shares (after
		exercise of all rights	Percent interest on a
Holder	Type of Rights/Stock	to acquire shares)	fully diluted basis
Public Company	Common Stock	15,572,304	100%
Mark Alsentzer	Common Stock	2,660,000	Approx. 17%
Mr. Alsentzer is the only Person owing 10% or more of Pure Earth, Inc.
Organizational chart showing the ownership structure of all Subsidiaries of the Pure Earth, Inc.

S-5.2-1

Schedule 5.5 to Credit and Security Agreement
SUBSIDIARIES
South Jersey Development, Inc. (100% owned subsidiary of Pure Earth, Inc.)
American Transportation & Disposal Systems, Ltd. (100% owned subsidiary of South Jersey Development, Inc.)
Juda Construction, Ltd. (100% owned subsidiary of South Jersey Development, Inc.)

S-5.5-1

Schedule 5.7 to Credit and Security Agreement
LITIGATION MATTERS IN EXCESS OF $10,000.00
1.	Duraport Realty Two, LLC v. Whitney Contracting, Inc. et al (Juda Construction, Ltd. named as additional party)

2.	Noel Bonilla v. Juda Construction, Ltd. Suit filed 3/10/2000. No activity since 3/22/2001

3.	Kathleen Warren v. Juda Construction, Ltd. Suit filed 5/15/2000. No activity since 5/29/2001

S-5.7-1

Schedule 5.11 to Credit and Security Agreement
INTELLECTUAL PROPERTY DISCLOSURES
N/A

S-5.11-1

Schedule 5.12 to Credit and Security Agreement
ERISA MATTERS
Borrower or an ERISA Affiliate contributes to the following Multiemployer Plans
Local 282 Pension Trust Fund
Westchester Teamsters Pension Fund

S-5.14-1

Schedule 5.14 to Credit and Security Agreement
ENVIRONMENTAL MATTERS
N/A

S-5.14-2

Schedule 6.3 to Credit and Security Agreement
PERMITTED LIENS

Borrower	Creditor	Collateral	Jurisdiction	Filing Date	Filing No.
Juda	City of NY	$13,110.00	Bronx County	7/15/02	Index No. 2000SX03950000

Juda	Nicholas Raptis	$1,251,693.12	Bronx County	4/4/03	Index No. 16529/990000
	Note: Lawsuit above from Nicholas Raptis was dismissed from the courts — no longer a liability or judgment. Provided documents to the bank.

Juda	City of New York Law Dept.	$27,230.00	Bronx County	9/27/04	Index No. 04AL0216080000

Juda	Gonzalez Emmanuel	$617.84	Bronx County	01/19/05	Index No. 14540/02

Juda	Atlantic Mutual Ins Co.	$58,929.11	Westchester County Supreme	06/27/06	1372-06
	Note: Our truck flipped over bridge and landed on equipment in yard. It caused damage to the equipment. Our insurance company should cover this lien.
South Jersey	John Deere Construction & Forestry Co.	John Deere 750C Crawler Dozer S/N 933757 (per amendment)	PA Sec. of State	4/17/06	2006041703522 (amended collateral descrip. In 2006041702570)
South Jersey	John Deere Construction & Forestry Co.	John Deere 750C Crawler Dozer S/N 506205	PA Sec. of State	4/17/06	2006041703041
Juda	Orix Credit Alliance, Inc.	New Flow Boy Semi End Dump Trailer	NY Sec. of State	4/30/97 continued 12/6/01	088672 240073
Juda	Orix Credit Alliance, Inc.	3 Western Star Tractors and 1 Ford Van	NY Sec. of State	7/22/98 continue 7/22/03	157161 200307221359452

S-6.3-1

Borrower	Creditor	Collateral	Jurisdiction	Filing Date	Filing No.
Juda	Orix Credit Alliance , Inc.	2 Travis Steel HRS Dump Trailers	NY Sec. of State	8/7/98 continued 7/23/03	169514 200307221359440
Juda	Orix Financial Services, Inc.	2 - 2006 Kenworth T800	NY Sec. of State	9/29/05	200509295858254
Juda	Paccar Financial Corporation	2005 Kenworth T800	NY Sec. of State	9/15/04	200409150936723

Juda	All Points Capital Corp.	1987 Caterpillar Excavator, 1994 Hitachi Excavator (List of additional equipment)	NY Sec. of State	4/12/05	200504120501033
Juda	All Points Capital Corp.	2006 Kenworth W900B Tri-Axle Dump	NY Sec. of State	12/23/05	200512236119216
Juda	Key Equipment Finance, Inc.	Specific Equipment	NY Sec. of State	5/17/06	200605175480466
Juda	Daimler Chrysler Financial Services Americas LLC	Specific Equipment	NY Sec. of State	6/7/06	200606075555947
All liens and judgments of record against Juda as of the date of this Agreement are Permitted Liens, whether or not listed above.

S-6.3-2

Schedule 6.4 to Credit and Security Agreement
Permitted Indebtedness and Guaranties
PERMITTED INDEBTEDNESS

	Principal
	Amount	Maturity	Monthly
Creditor	(as of 8/31/06)	Date	Payment	Collateral
Orix Financial Services	$208,019.95	9/1/08	$9,314.00	2- 2006 Kenworths
Hitachi	$30,780.00	7/5/07	$3,078.00	Kawasaki Loader
Key Equipment	$39,820.35	7/6/07	$3,770.00	2004 Kenworth
DCS	$42,540.20	5/9/08	$2,153.40	2001 Kenworth
GE Commercial	$20,158.04	12/20/06	$6,806.47	2- 2003 Kenworths
GE Commercial	$4,067.54	12/20/06	$1,376.26	2004 Flowboys
GE Transportation Finance	$21,337.20	3/2/07	$3,127.10	2- 2004 Flowboys
Pacar Financial	$50,357.35	9/1/07	$4,397.35	2005 Kenworth
Pinnacle — All Points	$500,660.01	4/15/09	$18,240.00	1987 Cat. Exc.; 1994 Hitachi Exc.; and other equipment
Key Equipment	$274,541.54	9/12/06	$12,863.11	3- 2005 Kenworths
DCS	$299,960.42	9/23/08	$12,928.08	3- 2006 Western Stars
DCS	$543.576.99	6/18/11	$11,275.42	4- 2006 Western Stars
* John Deere	$108,598.54	9/10/09	$3,218.38	JD750 Tractor
** Debentures	$800,000.00	6/30/08	N/A	Stock
** Mgmt Loan-Mark Alsentzer	$319,873.13 (as of 9-30-06)	Demand	N/A	Unsecured
** Mgmt Loan-Brent Kopenhaver	$51,350.95 (as of 9-30-06)	Demand	N/A	Unsecured
*** Mgmt Loan-Whitney Contracting	$75,000.00 (as of 9-30-06)	Demand	N/A	Unsecured
*** Mgmt Loan-CNT Partners	$8,996.00 (as of 9-30-06)	Demand	N/A	Unsecured
*** Mgmt Loan-Interest	$19,827.16 (as of 9-30-06)	Demand	N/A	Unsecured
*** Mgmt Loan-Chris Uzzi	$426,000.00 (as of 9-30-06)	Demand	N/A	Unsecured
*** Mgmt Loan-Fullerton Land	$190,000.00 (as of 9-30-06)	Demand	N/A	Unsecured

S-6.4-1

Principal
	Amount	Maturity	Monthly
Creditor	(as of 8/31/06)	Date	Payment	Collateral
*** Mgmt Loan-Whitney Contracting	$2,443.46 (as of 9-30-06)	Demand	N/A	Unsecured

*	Obligation of South Jersey

**	Obligation of Pure Earth

***	Obligation of American
All other obligations above are obligations of Juda.
All indebtedness of Borrowers relating to Permitted Liens as of the date of this Agreement is Permitted Indebtedness hereunder, whether or not listed above.
GUARANTIES

Amount and Description of
Primary Obligor	Obligation Guaranteed	Beneficiary of Guaranty

NONE

S-6.4-2